Exhibit 2.1

EXECUTION VERSION

PURCHASE AGREEMENT

by and among

Cendant Corporation,

Travelport Inc.

and

TDS Investor LLC

Dated as of June 30, 2006

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT is made and entered into and effective as of the 30th day of June, 2006, by and among Cendant Corporation, a Delaware corporation (“Seller“), Travelport Inc. (formerly, Cendant Travel Distribution Services Group, Inc.), a Delaware corporation and an indirect wholly-owned subsidiary of Seller (the “Company“), and TDS Investor LLC, a Delaware limited liability company (“Buyer“).

RECITALS

WHEREAS, Seller beneficially owns all of the issued and outstanding shares of common stock, par value $0.01 per share (the “Shares”), of the Company;

WHEREAS, the Shares constitute all of the issued and outstanding equity securities of the Company; and

WHEREAS, Buyer desires to purchase, and Seller desires to cause the sale to Buyer of, the Shares, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            Definitions. Capitalized terms used in this Agreement shall have the meanings set forth in this Agreement. In addition, for purposes of this Agreement, the following terms, when used in this Agreement, shall have the meanings assigned to them in this Section 1.1.

“Action“ means any action, claim, complaint, investigation, petition, suit, arbitration or other proceeding, whether civil or criminal, at law or in equity by or before any arbitral body of competent jurisdiction or Governmental Entity.

“Acquired Companies“ means, collectively, the Company and its Subsidiaries.

“Actually Realized,” with respect to a Tax Benefit, shall mean the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

“Affected Employees” shall have the meaning set forth in Section 4.2(a).

“Affiliate“ means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement“ means this Agreement, as the same may be amended or supplemented, together with all Exhibits and Schedules attached hereto.

“Balance Sheet“ means the audited combined balance sheet of the Acquired Companies as of December 31, 2005 included in the Financial Statements.

“Balance Sheet Date“ means December 31, 2005.

“Bastion“ means Bastion Surety Limited, a private company limited by shares, with registered number 05 360879, and an indirect Subsidiary of the Company.

“Business Day“ means any day other than a Saturday, a Sunday or a day on which banks are required to be closed in New York, New York.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Capex Budget” shall have the meaning set forth in Section 4.1(a)(vii).

“Cendant Separation Agreement“ means the Separation and Distribution Agreement to be entered into by and among Seller, the Company, Realogy and Wyndham with respect to the separation of Seller into four separate companies.

“CFHC” shall have the meaning set forth in Section 2.1(a).

“Closing” shall have the meaning set forth in Section 2.2(a).

“Closing Consideration” shall have the meaning set forth in Section 2.1(b).

“Closing Date” shall have the meaning set forth in Section 2.2(a).

“Closing Indebtedness“ means the Travelport Facility and the other Indebtedness (other than Indebtedness of the type described in clause (ii)(A) of the definition of Indebtedness) of the Acquired Companies outstanding at the Closing.

“Code“ means the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the recitals to this Agreement.

“Company Contracts” shall have the meaning set forth in Section 3.2(n)(i).

“Company Disclosure Letter“ means the disclosure letter of the Company referred to in, and delivered to Buyer pursuant to, this Agreement.

“Company Intellectual Property“ means the Intellectual Property owned or licensed from third parties by any Acquired Company.

“Company Leases” shall have the meaning set forth in Section 3.2(k).

“Company Plan“ means each Plan (other than a Seller Plan which will remain a Seller Plan after the Closing Date) that is maintained, sponsored, contributed to or required to be contributed to or entered into by any Acquired Company for the benefit of any current or former employee, officer or other service provider of any of the Acquired Companies or as to which any Acquired Company has any present or future liability.

“Confidentiality Agreement“ means the Confidentiality Agreement between Seller, the Company and Blackstone Partners V LLC, dated April 28, 2006, as amended from time to time.

“Contract“ means any binding contract, agreement, commitment, franchise, indenture, lease, purchase order, license, note, bond or mortgage.

“Copyrights“ means all U.S. and foreign copyrights (including all registrations and applications to register the same, and all unregistered copyrights) and copyrightable works.

“Current Assets,” with respect to the Acquired Companies, means, as of the opening of business on the applicable date, (i) current assets as set forth on the consolidated balance sheet of the Company (other than cash and cash equivalents) minus (ii) the current portion of any deferred Tax asset and income Tax receivable reflected on such consolidated balance sheet.

“Current Liabilities,” with respect to the Acquired Companies, means, as of the opening of business on the applicable date, (i) current liabilities as set forth on a consolidated balance sheet of the Company minus (ii) to the extent such item would otherwise be included in Current Liabilities, the sum of (u) the aggregate principal outstanding plus accrued and unpaid interest under the Travelport Facility and the other Closing Indebtedness, if any, and any liabilities or obligations (including costs) incurred at the request of Buyer in connection with the Financing plus (v) any deferred Tax liabilities and income Taxes payable reflected on such consolidated balance sheet plus (w) any Indebtedness reflected on such consolidated balance sheet plus (x) the GTA Bonus, the Project Austin Costs, the Restructuring Costs, the Retention Payments, the Severance Costs, the M&A Costs and the Project Nova Costs reflected on such consolidated balance sheet plus (y) any and all liabilities and obligations under the Orbitz Tax Agreement for which Buyer and its Affiliates are indemnified pursuant to Section 4.15(g)(ii) plus (z) any other liabilities or obligations of the Acquired Companies for which Seller or any of its current or former Affiliates (other than the Acquired Companies) is liable to the Acquired Companies pursuant to the Cendant Separation Agreement or this Agreement.

“Damages“ means actual damages, losses, liabilities, claims, reasonable attorneys fees and expenses, interest, penalties, judgments and settlements.

“Debt Financing” shall have the meaning set forth in Section 3.3(g)(i).

“Debt Commitment Letter” shall have the meaning set forth in Section 3.3(g)(i).

“Dispute Notice” shall have the meaning set forth in Section 2.3(c)(iv).

“Encumbrance“ means any lien, encumbrance, security interest, option, pledge, mortgage, deed of trust, hypothecation, conditional sale or restriction on transfer of title or voting, whether imposed by agreement, law, equity or otherwise.

“Equity Commitment Letters” shall have the meaning set forth in Section 3.3(g)(i).

“Equity Financing” shall have the meaning set forth in Section 3.3(g)(i).

“Environmental Laws” shall have the meaning set forth in Section 3.2(p)(ii).

“Equity Interests“means any share capital, capital stock, partnership or limited liability company interest or other equity or voting interest or any security or evidence of Indebtedness convertible into or exchangeable for any share capital, capital stock, partnership or limited liability company interest or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA“ means the Employee Retirement Income Security Act of 1974, as amended, and the related regulations and published interpretations.

“Estimated Closing Adjustment” shall have the meaning set forth in Section 2.3(b).

“Estimated Closing Indebtedness” shall have the meaning set forth in Section 2.3(a).

“Estimated Company Portion Retention Payments” shall have the meaning set forth in Section 2.3(a).

“Estimated Company Portion Retention Payments Payment” shall have the meaning set forth in Section 2.3(b).

“Estimated GTA Bonus” shall have the meaning set forth in Section 2.3(a).

“Estimated GTA Bonus Payment” shall have the meaning set forth in Section 2.3(b).

“Estimated M&A Costs” shall have the meaning set forth in Section 2.3(a)

“Estimated M&A Cost Payments” shall have the meaning set forth in Section 2.3(b).

“Estimated Net Working Capital” shall have the meaning set forth in Section 2.3(a).

“Estimated PA Costs” shall have the meaning set forth in Section 2.3(a).

“Estimated PA Cost Payment” shall have the meaning set forth in Section 2.3(b).

“Estimated Project Nova Costs” shall have the meaning set forth in Section 2.3(a).

“Estimated Project Nova Cost Payment” shall have the meaning set forth in Section 2.3(b).

“Estimated Restructuring Costs” shall have the meaning set forth in Section 2.3(a).

“Estimated Restructuring Cost Payment” shall have the meaning set forth in Section 2.3(b).

“Extraordinary Transaction Taxes“ mean Taxes attributable to any transaction of any Acquired Company that is caused or permitted by Buyer to occur or be deemed to occur on the Closing Date after the Closing.

“Final Adjustments“ means the Final Net Working Capital Adjustment, the Final Closing Indebtedness Adjustment, the Final Company Portion Retention Payments Adjustment, the Final GTA Bonus Adjustment, the Final PA Costs Adjustment, Final M&A Costs Adjustment, Final Project Nova Costs Adjustment and the Final Restructuring Costs Adjustment.

“Final Amounts” shall have the meaning set forth in Section 2.3(e).

“Final Closing Balance Sheet” shall have the meaning set forth in Section 2.3(e).

“Final Closing Indebtedness” shall have the meaning set forth in Section 2.3(e).

“Final Closing Indebtedness Adjustment” shall have the meaning set forth in Section 2.3(k).

“Final Company Portion Retention Payments” shall have the meaning set forth in Section 2.3(e).

“Final Company Portion Retention Payments Adjustment” shall have the meaning set forth in Section 2.3(g).

“Final GTA Bonus” shall have the meaning set forth in Section 2.3(e).

“Final GTA Bonus Adjustment” shall have the meaning set forth in Section 2.3(h).

“Final M&A Costs” shall have the meaning set forth in Section 2.3(e).

“Final M&A Costs Adjustment” shall have the meaning set forth in Section 2.3(l).

“Final Net Working Capital” shall have the meaning set forth in Section 2.3(e).

“Final Net Working Capital Adjustment” shall have the meaning set forth in Section 2.3(f).

“Final PA Costs” shall have the meaning set forth in Section 2.3(e).

“Final PA Costs Adjustment” shall have the meaning set forth in Section 2.3(i).

“Final Project Nova Costs” shall have the meaning set forth in Section 2.3(e).

“Final Project Nova Costs Adjustment” shall have the meaning set forth in Section 2.3(m).

“Final Restructuring Costs” shall have the meaning set forth in Section 2.3(e).

“Final Restructuring Costs Adjustment” shall have the meaning set forth in Section 2.3(j).

“Financial Statements“ means, collectively, (i) the audited combined balance sheet of the Acquired Companies as of December 31, 2005, 2004 and 2003 and the audited combined statements of income and cash flows of the Acquired Companies for each of the three years in the period ended December 31, 2005, including any notes thereto, and (ii) the unaudited combined balance sheet and unaudited combined statements of income and cash flows of the Acquired Companies as of and for the three months ended March 31, 2006.

“Financing” shall have the meaning set forth in Section 3.3(g).

“Foreign Antitrust Merger Control Laws” shall have the meaning set forth in Section 3.1(d).

“Foreign Plan“ means each Company Plan or Seller Plan, as the case may be, that is not subject to United States Law.

“FSA“ means the Financial Services Authority, an independent non-governmental body constituted by FSMA.

“FSA Notice“ means a completed notice of control (as such term is defined in Section 178(5) of FSMA) to be submitted to the FSA, in form and substance reasonably satisfactory to Seller, relating to Buyer’s proposed acquisition of control (such term having the meaning ascribed thereto in Section 179 of FSMA) of Bastion, fully compliant with the requirements of Section 182 of FSMA and including such information and accompanied by such documents as the FSA may require for the purposes of its consideration of such proposed acquisition of control in accordance with Part XII of FSMA, which will be filed by Buyer with the FSA in accordance with Section 178 of FSMA.

“FSMA“ means the United Kingdom’s Financial Services and Markets Act 2000.

“GAAP“ means United States generally accepted accounting principles consistently applied throughout the periods involved. With respect to any calculation of Net Working Capital for purposes of this Agreement, no change in accounting principles shall be made from those used in preparing the monthly internal balance sheets made available to Buyer in the “data room”, including, without limitation, with respect to the nature of accounts, level of reserves or level of accruals unless otherwise specified in this Agreement. For purposes of the preceding sentence, “changes in accounting principles” includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or presentation, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events or to conform with United States generally accepted accounting principles) utilized in making accounting estimates.

“Governmental Entity“ means any United States or foreign federal, state or municipal government, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof or any self regulatory authority with similar powers.

“Governmental Filings” shall have the meaning set forth in Section 3.1(d).

“GTA Bonus“ means an amount equal to $20,400,000 minus the amount paid prior to the Closing Date by or on behalf of any of the Acquired Companies on account of the bonus described on Section 1.1 of the Company Disclosure Letter.

“Guarantees” shall have the meaning set forth in Section 4.12.

“Hazardous Substances“ means all substances defined or regulated as pollutants, contaminants, toxic, or hazardous by any Environmental Law or any other material that would reasonably be expected to result in liability under Environmental Law, including without limitation, petroleum and petroleum products, friable asbestos, lead, toxic mold, polychlorinated biphenyls, radon, and urea-formaldehyde insulation.

“HSR Act“ means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

“Indebtedness“ means, with respect to any Person, without duplication:  (i) the principal of and any premium in respect of indebtedness for borrowed money, including any accrued interest and any cost or penalty associated with prepaying any such indebtedness, and including any such obligations evidenced by bonds, debentures, notes or similar obligations or any guarantee of the foregoing; and (ii) obligations under or with respect to (A) acceptances, letters of credit or similar arrangements obtained or entered into in the ordinary course of business not exceeding, individually or in the aggregate, $1,000,000, (B) acceptances, letters of credit or similar arrangements obtained or entered into other than in the ordinary course of business or individually or in the aggregate in excess of $1,000,000 and (C) bank guarantees and surety bonds (other than those issued for the benefit of the Acquired Companies); provided, however, that with respect to any Acquired Company, obligations and liabilities of the types described in clauses (i) and (ii) above to or for the benefit of another wholly-owned (other than director qualifying shares and similar regimes) Acquired Company shall not constitute “Indebtedness” for purposes of this Agreement.

“Indemnity Agreement” shall have the meaning set forth in Section 4.8.

“Independent Accounting Firm“ means a mutually acceptable nationally recognized firm of independent certified public accountants, other than Ernst & Young LLP, upon which Buyer and Seller shall have mutually agreed, or if no such firm is available and willing to serve, then a mutually acceptable expert in public accounting, in each case, upon which Buyer and Seller shall have mutually agreed.

“Initial Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Intellectual Property“ means all Trademarks, Patents, Copyrights and Trade Secrets and all other intellectual property rights in any jurisdiction, to the extent recognized under the Laws of such jurisdiction.

“Interim Period“ means, with respect to any Straddle Period, the portion of such Straddle Period that begins on the first day of such Straddle Period and ends on the Closing Date.

“Investor” shall have the meaning set forth in Section 3.3(g).

“Knowledge of the Company“ means the actual knowledge of Jeff Clarke, Ronald L. Nelson, Mitch Truwit, Gordon Wilson, Ken Esterow, Daryl Raiford, Jo-Anne Kruse, William Severance, Terry Conley, Christopher Vukelich, Eric Bock, Thomas DeMay and Karen Klein.

“Law“ means any law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.

“Leased Real Property” shall have the meaning set forth in Section 3.2(k).

“M&A Costs“ means an amount equal to $13,800,000 minus the aggregate amount paid from May 31, 2006 until the Closing Date by or on behalf of the Acquired Companies in respect of costs that are recorded under the Accrued Merger and Acquisition Costs line item on the relevant combined balance sheet of the Acquired Companies.

“Material Adverse Effect“ means any changes, events or conditions that have or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of the Acquired Companies, taken as a whole, or that materially impairs the ability of Seller and the Acquired Companies to consummate the transactions contemplated by this Agreement, other than any changes, events or conditions resulting from:  (i) general economic conditions in any of the markets or geographical areas in which any of the Acquired Companies operates, unless such conditions disproportionately affect the Acquired Companies in any material respect; (ii) changes in economic conditions or the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations, unless such changes disproportionately affect the Acquired Companies in any material respect; (iii) other conditions generally affecting any of the industries in which the Acquired Companies operate, unless such conditions disproportionately affect the Acquired Companies in any material respect; (iv) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, unless such event disproportionately affects the Acquired Companies in any material respect; (v) changes in Law or in GAAP (or other generally accepted accounting principles applied by any of the Acquired Companies) or interpretations thereof; (vi) any actions taken, or failures to take action, or such other changes or events, in each case, to which Buyer has expressly consented; (vii) any item or items set forth in the Company Disclosure Letter; or (viii) the announcement or pendency of the transactions contemplated by this Agreement or the Separation Agreements, including by reason of the identity of Buyer or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of any of the Acquired Companies.

“Net Working Capital“ means Current Assets minus Current Liabilities.

“Orbitz Tax Agreement” shall have the meaning set forth in Section 4.15(g)(ii).

“Organizational Documents“ means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs (including, but not limited to, certificate of incorporation, certificate of formation, memorandum of association, articles of association, partnership agreements, constitutional documents, by-laws or operating agreement).

“Outside Date” shall have the meaning set forth in Section 6.1(b).

“Owned Real Property” shall have the meaning set forth in Section 3.2(k).

“Patents“ means all U.S. and foreign patents and patent applications, including divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof.

“Permits” shall have the meaning set forth in Section 3.2(p).

“Permitted Encumbrance“ means (i) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations; (ii) mechanics, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other Encumbrances which have arisen in the ordinary course of business; (iii) Encumbrances expressly approved by Buyer; (iv) Encumbrances for Taxes not yet delinquent or contested in good faith and for which appropriate reserves have been established on the Financial Statements or that arose or were created in the ordinary course of business since the Balance Sheet Date; (v) requirements and restrictions of zoning, building and other Laws, rules and regulations; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (viii) Encumbrances set forth in any title policy or title report with respect to Real Property that is provided to Buyer prior to the date of this Agreement or as set forth in Section 3.2(k) of the Company Disclosure Letter; and (ix) Encumbrances which, in the aggregate, are not reasonably likely to impair, in any material respect, the continued use of the asset or property to which they relate, as used on the date hereof.

“Person“ means an association, a corporation, an individual, a partnership, a limited liability company, a trust, or any other entity or organization, including a Governmental Entity.

“Plans“ means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA), including, but not limited to, each pension, profit sharing, 401(k), severance, welfare, disability, deferred compensation, stock purchase, stock option, other equity-based plan or arrangement, employee loan, retirement, employment, change-in-control, retention, fringe benefit, bonus, incentive and all other employee benefit agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not.

“Post-Closing Tax Period“ shall means any Tax period beginning after the Closing Date.

“Pre-Closing Period Tax Return” shall have the meaning set forth in Section 4.15(a)(i).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Pre-Closing Taxes“ means all liabilities for Taxes of the Acquired Companies for Pre-Closing Tax Periods and any Interim Period including any Taxes arising from any election under Section 338(h)(10) of the Code, except for Section 338 Taxes and Extraordinary Transaction Taxes. For purposes of calculating the liability of the Acquired Companies for Taxes of any Interim Period, the portion of any Tax for a Straddle Period that is allocable to the Interim Period shall be deemed to equal: (i) in the case of Taxes based upon or related to income, gain or receipts, the amount that would be payable if the Straddle Period had ended on the Closing Date and the books of the Acquired Companies were closed as of the close of such date; provided, however, that depreciation, amortization and cost recovery deductions will be taken into account in accordance with the principles of clause (iii) below; (ii) in the case of Taxes imposed on specific transactions or events, Taxes imposed on specific transactions or events occurring on or before the Closing Date; and (iii) in the case of Taxes imposed on a periodic basis, or in the case of any other Taxes not covered by clauses (i) or (ii) above, the amount of such Taxes for the entire Straddle Period multiplied by a fraction (a) the numerator of which is the number of calendar days in the period ending on the Closing Date and (b) the denominator of which is the number of calendar days in the entire Straddle Period.

“Preliminary Closing Balance Sheet” shall have the meaning set forth in Section 2.3(c)(i).

“Preliminary Closing Indebtedness” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary Closing Statement” shall have the meaning set forth in Section 2.3(c).

“Preliminary Company Portion Retention Payments” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary GTA Bonus” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary M&A Costs” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary Net Working Capital” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary PA Costs” shall have the meaning set forth in Section 2.3(c)(iii).

“Preliminary Project Nova Costs” shall have the meaning set forth in Section 2.3(c)(iii).

 “Preliminary Restructuring Costs” shall have the meaning set forth in Section 2.3(c)(iii).

“Project Austin Costs“ means an amount equal to $56,200,000 minus the aggregate amount paid prior to the Closing Date by or on behalf of the Acquired Companies in connection with the technology project described on Section 1.1 of the Company Disclosure Letter.

“Project Nova Costs“ means an amount equal to $53,779,000 minus the aggregate amount paid prior to the Closing Date by or on behalf of the Acquired Companies in connection with operating expenses related to the separation of the Acquired Companies from the Seller described in Section 1.1 of the Company Disclosure Letter.

“Purchase Price” shall have the meaning set forth in Section 2.3(n).

“Real Property“ means, collectively, the Owned Real Property and the Leased Real Property.

“Realogy“ means Realogy Corporation, a Delaware corporation.

“Reference Net Working Capital“ means negative $400,000,000.

“Released Parties” shall have the meaning set forth in Section 4.12.

“Representatives“ shall include Blackstone Management Partners V LLC, its Affiliates and their various respective directors, officers, employees and legal and accounting advisors and potential sources of debt financing.

“Required Amount” shall have the meaning set forth in Section 3.3(g)(iii).

“Restructuring Costs“ means an amount equal to $17,000,000 minus the aggregate amount paid prior to the Closing Date by or on behalf of the Acquired Companies in connection with the restructuring project described in Section 1.1 of the Company Disclosure Letter.

“Retention Letter” shall have the meaning set forth in Section 4.3.

“Retention Payment” shall have the meaning set forth in Section 4.3.

“Section 338 Elections” shall have the meaning set forth in Section 4.15(c).

“Section 338 Taxes“ means the difference between (x) the amount of Taxes payable by Seller or its Affiliates or the Acquired Companies for the Tax period or year in which the Closing occurs and (y) the amount of Taxes that would have been payable by Seller or its Affiliates for the Acquired Companies for such Tax year or period if no Section 338 Elections had been made with respect to any Acquired Company.

“Section 338(h)(10) Companies” shall have the meaning set forth in Section 4.15(c).

“Section 338(h)(10) Elections”shall have the meaning set forth in Section 4.15(c).

“Seller” shall have the meaning set forth in the first paragraph of this Agreement.

“Seller Consolidated Returns” shall have the meaning set forth in Section 4.15(a).

“Seller Plans“ means each Plan (other than a Company Plan) that is maintained, sponsored, contributed to or required to be contributed to or entered into by Seller and its Affiliates for the benefit of any current or former employee, officer or other service provider of any of the Acquired Companies.

“Separation Agreements“ means (in each case in substantially the form provided to Buyer prior to the execution hereof) the Cendant Separation Agreement, together with a tax sharing agreement, a transition services agreement and the other agreements to be entered into among Seller or any of its Subsidiaries, certain current and former Affiliates of Seller, and the Company in connection with the transactions contemplated by the Cendant Separation Agreement.

“Severance Costs” means the severance costs payable to the former employees identified on Section 1.1 of the Company Disclosure Letter.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Specified Contracts“ means (A) Contracts with outside service providers providing for payments in any 12-month period of more than $10,000,000, (B) airline content agreements, (C) multinational subscriber agreements, (D) Orbitz supplier link agreements and (E) Orbitz airline charter associate agreements.

“Straddle Period“ shall mean any Tax period that includes but does not end on the Closing Date.

“Straddle Period Tax Return” shall have the meaning set forth in Section 4.15(a)(iii).

“Subsidiary“ of any Person means, on any date, any Person (i) the accounts of which would be consolidated with and into those of the applicable Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (ii) of which securities or other ownership interests representing more than fifty percent of the Equity Interests or more than fifty percent of the ordinary voting power or, in the case of a partnership, more than fifty percent of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Support Services” shall have the meaning set forth in Section 4.13.

“Surety Bonds” shall have the meaning set forth in Section 4.12.

“Tax“ means any foreign, federal, state, county or local income, sales and use, excise, franchise, occupancy, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance, or withholding tax or other tax, duty, custom, levy, fee, assessment or charge in the nature of (or similar to) taxes imposed by any Tax authority or other Governmental Entity, including any interest, addition to Tax or penalties related thereto.

“Tax Benefit“ means the sum of the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person to the appropriate Governmental Entity is reduced (including, without limitation, by or as a result of a deduction, increase in basis, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to the taxable income in any other taxable year or as a carryforward or carryback, as applicable) as the result of a payment that gives rise to an indemnification obligation under Section 4.15(g) plus any interest (on an after-Tax basis) from any Governmental Entity relating to such Tax liability less the sum of the amount by which the actual Tax liability (after giving effect to any alternative minimum or similar Tax) of a Person to the appropriate Governmental Entity is increased (including, without limitation, by or as a result of the inclusion in income, loss of a deduction, decrease in basis, loss of a refund or credit, or otherwise, whether applicable in the current taxable year or as an adjustment to the taxable income in any other taxable year, as applicable) as a result of the receipt of any indemnity payment received pursuant to Section 4.15(g) plus any interest (on an after-Tax basis) from any Governmental Entity relating to such Tax liability.

“Tax Claim” shall have the meaning set forth in Section 4.15(h)(i).

“Tax Package“ means (i) a pro forma Tax Return relating to the operations of any Acquired Company the Tax items of which are required to be reported in any Seller Consolidated Return; and (ii) all information relating to such operations of any Acquired Company that is reasonably necessary to prepare and file the applicable Seller Consolidated Return.

“Tax Return“ means any return, report, declaration, information return or other document filed or required to be filed with any Tax authority with respect to Taxes, including any amendments thereof and including any schedules or attachments thereto.

“Terminating Contracts” shall have the meaning set forth in Section 4.11(a).

“Trade Secrets“ means all U.S., state and foreign trade secrets, proprietary know-how and other confidential and proprietary information.

“Trademarks“ means all U.S. and foreign trademarks, service marks, trade names, Internet domain names, logos, slogans and other identifiers of the source of goods or services, together with the goodwill symbolized by any of the foregoing, and all registrations and applications relating to the foregoing.

“Transaction Expenses“ means any fees and expenses of the Acquired Companies in connection with the negotiation and the consummation of the transaction contemplated by this Agreement and any other agreements in respect of similar transactions with other parties not treated in a different manner under this Agreement; provided, however, that Transaction Expenses shall not include any fees or expenses incurred in connection with the Financing.

“Transfer Taxes“ means any sales, use, stock transfer, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar duties or taxes together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with the transactions contemplated by this Agreement.

“Travelport Facility” means a 364-day unsecured credit facility providing for loans to the Company in an aggregate amount of approximately $2,200,000,000.

“WARN Act” shall have the meaning set forth in Section 4.16.

“Wyndham“ means Wyndham Worldwide Corporation, a Delaware corporation.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1            Purchase and Sale of Shares.

(a)           Buyer and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase from Cendant Finance Holding Company, LLC, a Delaware limited liability company and wholly owned subsidiary of Seller (“CFHC”), and Seller shall cause CFHC to sell, transfer, assign and deliver to Buyer, all of the Shares free and clear of all Encumbrances (other than (i) restrictions on transfer of securities arising under any applicable federal, state or foreign securities laws and (ii) those created by Buyer or arising out of ownership of the Shares by Buyer).

(b)           At the Closing, Buyer shall pay, in consideration for the purchase of the Shares pursuant to Section 2.1(a) in cash $4,300,000,000 (the “Initial Purchase Price“), as adjusted by the Estimated Closing Adjustment pursuant to Section 2.3(b) (the “Closing Consideration“). The Closing Consideration is subject to adjustment following the Closing by the Final Adjustments and pursuant to Section 2.3(p).

Section 2.2            Closing.

(a)           The closing of the transactions contemplated by this Agreement (the “Closing“) shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, located at Four Times Square, New York, New York, or at such other location as Buyer and Seller may mutually agree, at 10:00 a.m., New York City time, following the satisfaction or waiver, if permissible, of the conditions to Closing set forth in Article V (other than conditions which by their nature can be satisfied only at Closing), at such date as Buyer and Seller mutually agree, which shall be no later than the second Business Day after satisfaction or waiver, if permissible, of the conditions to the Closing set forth in Article V (the “Closing Date“), unless another date is agreed to in writing by Buyer and Seller; provided, however, that the Closing Date shall not be earlier than August 22, 2006.

(b)           Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(i)                a certificate or certificates evidencing the Shares, along with such documentation as may be reasonably required to evidence that such Shares have been duly assigned or transferred to Buyer;

(ii)               a customary payoff letter in respect of the Travelport Facility evidencing the repayment of all obligations thereunder on the Closing Date concurrently with the Closing;

(iii)              all other documents required to be delivered by Seller on or prior to the Closing Date pursuant to this Agreement; and

(iv)              a duly executed and acknowledged certificate, in form and substance reasonably acceptable to Buyer and in compliance with the Code and Treasury regulations, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code.

(c)           Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(i)                the Closing Consideration, by wire transfer of immediately available funds to an account or accounts (including third party accounts) designated by Seller prior to Closing; and

(ii)               all other documents required to be delivered by Buyer on or prior to the Closing Date pursuant to this Agreement.

Section 2.3            Purchase Price Adjustment.

(a)           No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a certificate of an officer of Seller, or one of its Subsidiaries, on behalf of Seller, setting forth its good faith estimate as of the open of business on the Closing Date of (i) the Net Working Capital (the “Estimated Net Working Capital“), (ii) the Closing Indebtedness other than the Travelport Facility which shall be repaid by Seller on the Closing Date pursuant to Section 4.24 (the “Estimated Closing Indebtedness“), (iii) the Company Portion Retention Payments (the “Estimated Company Portion Retention Payments“), (iv) the GTA Bonus (the “Estimated GTA Bonus“), (v) the Project Austin Costs (the “Estimated PA Costs“), (vi) the Restructuring Costs (the “Estimated Restructuring Costs“), (vii) the M&A Costs (the “Estimated M&A Costs“) and (viii) the Project Nova Costs (the “Estimated Project Nova Costs“).

(b)           The Initial Purchase Price shall be (i) (A) increased, if the Estimated Net Working Capital exceeds the Reference Net Working Capital, by an amount equal to the amount of such excess or (B) decreased, if the Reference Net Working Capital exceeds the Estimated Net Working Capital, by an amount equal to such excess (such increase or decrease, as the case may be, being the “Estimated Closing Adjustment“) and (ii) decreased by (w) the Estimated Closing Indebtedness, (x) an amount equal to the product of (A) 0.80 and (B) the Estimated Project Nova Costs (such product, the “Estimated Project Nova Cost Payment“), (y) an amount equal to the product of (A) 0.65 and (B) the Estimated Company Portion Retention Payments (such product, the “Estimated Company Portion Retention Payments Payment“) and (z) an

amount equal to the sum of (1) the product of (A) 0.80 and (B) the Estimated GTA Bonus (such product, the “Estimated GTA Bonus Payment”), (2) the product of (A) 0.80 and (B) the Estimated PA Costs (such product, the “Estimated PA Cost Payment“), (3) the product of (A) 0.80 and (B) the Estimated Restructuring Costs (such product, the “Estimated Restructuring Cost Payment“) and (4) the product of (A) 0.65 and (B) the Estimated M&A Costs (such product, the “Estimated M&A Cost Payment“).

(c)           Within forty-five (45) days following the Closing Date, Buyer and the Company shall deliver or cause to be delivered to Seller the following (collectively, the “Preliminary Closing Statement“):

(i)                an unaudited combined balance sheet of the Acquired Companies immediately prior to the Closing (the “Preliminary Closing Balance Sheet“), prepared by Buyer in accordance with GAAP applied on a consistent basis;

(ii)               a certificate of an officer of Buyer, or one of its Subsidiaries,certifying that the Preliminary Closing Balance Sheet has been prepared in accordance with GAAP, applied on a consistent basis; and

(iii)              (x) a reasonably detailed calculation by Buyer of the Net Working Capital as of the open of business on the Closing Date based on the Preliminary Closing Balance Sheet (the “Preliminary Net Working Capital“), and (y) a statement setting forth in reasonable detail (1) the Company Portion Retention Payments as of the open of business on the Closing Date (the “Preliminary Company Portion Retention Payments“), (2) the GTA Bonus as of the open of business on the Closing Date (the “Preliminary GTA Bonus“), (3) the Project Austin Costs as of the open of business on the Closing Date (the “Preliminary PA Costs“), (4) the Restructuring Costs as of the open of business on the Closing Date (the “Preliminary Restructuring Costs“) and (5) the Closing Indebtedness as of the open of business on the Closing Date other than the Travelport Facility (which shall be repaid by Seller on the Closing Date pursuant to Section 4.24) (the “Preliminary Closing Indebtedness“), (6)  the M&A Costs as of the open of business on the Closing Date (the “Preliminary M&A Costs“) and (7) the Project Nova Costs as of the open of business on the Closing Date (the “Preliminary Project Nova Costs”).

(iv)              Seller shall have fifteen (15) Business Days following receipt of the Preliminary Closing Statement to review the Preliminary Closing Balance Sheet and the calculation of Preliminary Net Working Capital and to notify Buyer in writing if it disputes the amount of the Preliminary Net Working Capital, the Preliminary Company Portion Retention Payments, the Preliminary GTA Bonus, the Preliminary PA Costs, the Preliminary Closing Indebtedness, the Preliminary M&A Costs, the Preliminary Project Nova Costs and/or the Preliminary Restructuring Costs set forth on the Preliminary Closing Statement (the “Dispute Notice“), specifying the reasons therefor in reasonable detail.

(d)           In connection with Seller’s review, Seller and its Representatives shall have reasonable access, during normal business hours and upon reasonable notice, to all relevant work papers, schedules, memoranda and other documents prepared by Buyer or its Representatives in connection with its preparation of the Preliminary Closing Balance Sheet and/or its calculation of Preliminary Net Working Capital, the Preliminary Company Portion Retention Payments, the Preliminary GTA Bonus, the Preliminary PA Costs, the Preliminary Closing Indebtedness, the Preliminary M&A Costs, the Preliminary Project Nova Costs and the Preliminary Restructuring Costs and to finance personnel of Buyer and its Subsidiaries and any other information which Seller reasonably requests, and Buyer shall, and shall cause its Subsidiaries to, cooperate reasonably with Seller and its Representatives in connection therewith.

(e)           In the event that Seller shall deliver a Dispute Notice to Buyer, Buyer and Seller shall cooperate in good faith to resolve such dispute as promptly as practicable and, upon such resolution, if any, any adjustments to the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Company Portion Retention Payments, the Preliminary GTA Bonus, the Preliminary PA Costs, the Preliminary Closing Indebtedness, the Preliminary M&A Costs, the Preliminary Project Nova Costs and the Preliminary Restructuring Costs shall be made in accordance with the agreement of Buyer and Seller. If Buyer and Seller are unable to resolve any such dispute within ten (10) Business Days (or such longer period as Buyer and Seller shall mutually agree in writing) of Seller’s delivery of such Dispute Notice, such dispute shall be resolved by the Independent Accounting Firm, and such determination shall be final and binding on the parties. The Independent Accounting Firm shall consider only those items and amounts as to which Buyer and Seller have disagreed within the time periods and on the terms specified above. In making such determination, the Independent Accounting Firm may rely only upon information submitted to it by Buyer or Seller. The Independent Accounting Firm shall be instructed to use reasonable best efforts to deliver to Buyer and Seller a written report setting forth the resolution of each disputed matter within thirty (30) days of submission of the Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Company Portion Retention Payments, the Preliminary GTA Bonus, the Preliminary PA Costs, the Preliminary Closing Indebtedness, the Preliminary M&A Costs, the Preliminary Project Nova Costs and the Preliminary Restructuring Costs to it and, in any case, as promptly as practicable after such submission. Any expenses relating to the engagement of the Independent Accounting Firm in respect of its services pursuant to this Section 2.3(e) shall be shared equally by Seller, on the one hand, and Buyer and the Company, jointly and severally, on the other hand. The Preliminary Closing Balance Sheet, the Preliminary Net Working Capital, the Preliminary Company Portion Retention Payments, the Preliminary GTA Bonus, the Preliminary PA Costs, the Preliminary Restructuring Costs, the Preliminary Closing Indebtedness, the Preliminary M&A Costs and the Preliminary Project Nova Costs, (i) if no Dispute Notice has been timely delivered by Seller, as originally submitted by Buyer or (ii) if a Dispute Notice has been timely delivered by Seller, as determined pursuant to the resolution of such dispute in accordance with this Section 2.3(e), shall be, respectively, the “Final Closing Balance Sheet,” the “Final Net Working Capital,” “Final Company Portion Retention Payments,” the “Final GTA Bonus,” the “Final PA Costs,” the “Final Restructuring Costs,” the “Final Closing

Indebtedness,” the “Final M&A Costs“ and the “Final Project Nova Costs“(collectively, the “Final Amounts“).

(f)            The “Final Net Working Capital Adjustment“ shall be equal to the difference between the Final Net Working Capital and the Estimated Net Working Capital (it being understood that the Final Working Capital Adjustment may be either a positive or a negative number).

(g)           The “Final Company Portion Retention Payments Adjustment“ shall be equal to the difference between (A) the Estimated Company Portion Retention Payments Payment and (B) the product of (1) 0.65 and (2) the Final Company Portion Retention Payments (it being understood that the Final Company Portion Retention Payments Adjustment may be either a positive or a negative number).

(h)           The “Final GTA Bonus Adjustment“ shall be equal to the difference between (A) the Estimated GTA Bonus Payment and (B) the product of (1) 0.80 and (2) the Final GTA Bonus (it being understood that the Final GTA Bonus Adjustment may be either a positive or a negative number).

(i)            The “Final PA Costs Adjustment“ shall be equal to the difference between (A) the Estimated PA Cost Payment and (B) the product of (1) 0.80 and (2) the Final PA Costs (it being understood that the Final PA Costs Adjustment may be either a positive or a negative number).

(j)            The “Final Restructuring Costs Adjustment“ shall be equal to the difference between (A) the Estimated Restructuring Cost Payment and (B) the product of (1) 0.80 and (2) the Final Restructuring Costs (it being understood that the Final Restructuring Costs Adjustment may be either a positive or a negative number).

(k)           The “Final Closing Indebtedness Adjustment“ shall be equal to the difference between (A) the Estimated Closing Indebtedness and (B) the Final Closing Indebtedness (it being understood that the Final Closing Indebtedness Adjustment may be either a positive or a negative number).

(l)            The “Final M&A Costs Adjustment“ shall be equal to the difference between (A) the Estimated M&A Cost Payment and (B) the product of (1) 0.65 and (2) the Final M&A Costs (it being understood that the Final M&A Costs Adjustment may be either a positive or a negative number).

(m)          The “Final Project Nova Costs Adjustment“ shall be equal to the difference between (A) the Estimated Project Nova Cost Payment and (B) the product of (1) 0.80 and (2) the Final Project Nova Costs (it being understood that the Final Project Nova Costs Adjustment may be either a positive or a negative number).

(n)           The “Purchase Price“ shall be equal to (i) the Closing Consideration plus (ii) the Final Working Capital Adjustment plus (iii) the Final Company Portion Retention Payments Adjustment plus (iv) the Final PA Costs Adjustment plus (v) the Final Restructuring Costs Adjustment plus (vi) the Final Closing

Indebtedness Adjustment plus (vii) the Final M&A Costs Adjustment plus (viii) the Final Project Nova Costs Adjustment (it being understood that the amounts referred to in clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) above may be either positive or negative).

(o)           If the sum of (i) the Final Net Working Capital Adjustment, (ii) the Final Company Portion Retention Payments Adjustment, (iii) the Final GTA Bonus Adjustment, (iv) the Final PA Costs Adjustment, (v) the Final Restructuring Costs Adjustment, (vi) the Final Closing Indebtedness Adjustment, (vii) the Final M&A Costs Adjustment and (viii) the Final Project Nova Costs Adjustment, is (x) positive, Buyer and the Company, jointly and severally, shall pay such amount to Seller or (y) negative, Seller shall pay such amount to Buyer. Buyer and the Company, jointly and severally (on the one hand) or Seller (on the other hand), as the case may be, shall, within five (5) Business Days after the determination of the Final Amounts pursuant to Section 2.3(e), make payment to the other by wire transfer in immediately available funds of the amount payable by Buyer and the Company, jointly and severally, or Seller, as the case may be, in respect of the amounts determined pursuant to this Section 2.3(o), without deduction, set-off, counterclaim or withholding, together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by Citibank, N.A. from time to time during such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date.

(p)           On a Business Day falling on or prior to the thirtieth (30th) day following the Closing, Buyer and the Company, jointly and severally, shall pay to Seller an amount in cash equal to the product of (i) 0.75 and (ii) the amount by which cash and cash equivalents of the Acquired Companies at the open of business on the Closing Date exceeds $25,000,000; provided, however, that the amount payable by Buyer and the Company under this Section 2.3(p) in no event shall exceed $30,000,000. Any payment pursuant to this Section 2.3(p) shall be made without deduction, set-off, counterclaim or withholding, together with interest thereon from the Closing Date to the date of payment, at a floating rate equal to the U.S. dollar prime rate per annum, as quoted by Citibank, N.A. from time to time during such period. Such interest shall be calculated based on a year of 365 days and the number of days elapsed since the Closing Date. Any disputes with respect to the determination of the amount payable pursuant to this Section 2.3(p) shall be resolved in accordance with the dispute resolution mechanism applicable to the determination of the Final Amounts set forth in Section 2.3(c), Section 2.3(d) and Section 2.3(e).

Section 2.4            Withholdings. Buyer shall be entitled to deduct and withhold or cause to be deducted and withheld from amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under any provision of federal state, local or foreign Tax Law. Any amounts so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

(a)           Due Organization and Good Standing. Each of Seller and CFHC is an entity duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Seller and CFHC has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority does not have a material adverse effect on Seller and its Subsidiaries, taken as a whole, or CFHC and its Subsidiaries, taken as a whole, as the case may be.

(b)           Authorization of Transaction by Seller. Each of Seller and CFHC has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Each of Seller, Realogy and Wyndham will have all requisite power and authority to execute, deliver and perform its obligations under the Separation Agreements to which it is a party, and to consummate the transactions contemplated thereby. The execution, delivery and performance by each of Seller and CFHC of this Agreement and the consummation by each of Seller and CFHC of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary action on the part of each of Seller and CFHC and no other proceedings on the part of Seller or CFHC are necessary to authorize the execution, delivery and performance by each of Seller and CFHC of this Agreement or to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Seller, Realogy and Wyndham of the Separation Agreements to which it is a party and the consummation by each of Seller, Realogy and Wyndham of the transactions contemplated thereby will have been duly and validly authorized by all necessary action on the part of each of Seller, Realogy and Wyndham and no other proceedings on the part of Seller, Realogy or Wyndham will have been necessary to authorize the execution, delivery and performance by each of Seller, Realogy and Wyndham of the Separation Agreements to which it is a party or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and, assuming due authorization, execution and delivery by Buyer and the Company, constitutes, and each Separation Agreement (to the extent Seller, Realogy, Wyndham or CFHC is a party thereto), when executed and delivered by each of Seller, Realogy, Wyndham or CFHC (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of each of Seller, Realogy, Wyndham and CFHC, enforceable against each of Seller, Realogy, Wyndham and CFHC in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity).

(c)           Ownership of Shares. All of the Shares are beneficially owned by Seller and of record by CFHC free and clear of all Encumbrances. The consummation of the transactions contemplated by this Agreement will convey to Buyer good title to the Shares, free and clear of all Encumbrances, except for those created by the Buyer or arising out of ownership of the Shares by the Buyer and other than restrictions on transfer of unregistered securities arising under applicable federal, state or foreign securities laws.

(d)           Governmental Filings. No filings or registration with, notification to, or authorization, license, clearance, permit, qualification, waiver, order consent or approval of, any Governmental Entity (collectively, “Governmental Filings“) are required in connection with the execution, delivery and performance of this Agreement and the Separation Agreements by each of Seller and CFHC, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under any applicable antitrust or other competition Laws of other jurisdictions (“Foreign Antitrust Merger Control Laws“), (iii) the Governmental Filing required to be made with the FSA, (iv) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates, (v) as set forth in Section 3.2(d) of the Company Disclosure Letter and (vi) such other Governmental Filings the failure of which to be obtained do not materially impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement or do not constitute a Material Adverse Effect.

(e)           No Conflict or Violation. Except as set forth in Section 3.1(e) of the Company Disclosure Letter, the execution, delivery and performance by Seller of this Agreement and by Seller of the Separation Agreements and the consummation of the transactions contemplated by this Agreement and thereby do not: (i) assuming all Governmental Filings described in Section 3.1(d), Section 3.2(d) and Section 3.3(c) (other than clause (iv) thereof) have been obtained or made, violate any applicable Law to which Seller is subject; (ii) require a consent, notice or approval under, conflict with, result in a violation, termination or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate, cancel, or modify any obligation or result in the loss of any right under, or result in the loss of any benefit or cause any additional fees to be due under any material Contract to which Seller or CFHC is a party; or (iii) violate the Organizational Documents of Seller or CFHC, except with respect to clauses (i) and (ii) above as would not materially impair or delay Seller’s ability to consummate the transactions contemplated by this Agreement or does not constitute a Material Adverse Effect.

(f)        Legal Proceedings. Except as set forth on Section 3.1(f) of the Company Disclosure Letter, as of the date of this Agreement, there are no Actions pending or, to the knowledge of Seller, threatened against Seller or CFHC which challenge the validity or enforceability of this Agreement or the Separation Agreements or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement. Neither Seller nor CFHC is subject to any judgment, decree, injunction or order of any Governmental Entity which constitutes a Material Adverse Effect.

(g)           Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee, expense or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which any of the Acquired Companies or Buyer has or will have any liability.

Section 3.2            Representations and Warranties of the Company. Except as set forth in the Company Disclosure Letter, the Company represents and warrants to Buyer as follows:

(a)       Due Organization and Good Standing of the Company. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is qualified or otherwise authorized to act as a foreign corporation and is in good standing under the Laws of every other jurisdiction in which such qualification or authorization is necessary under applicable Law, except where the failure to be so qualified or otherwise authorized does not constitute a Material Adverse Effect. The Company has requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted, except where the failure to have such power and authority does not constitute a Material Adverse Effect.

(b)           Authorization of Transaction by the Company. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The Company will have all requisite corporate power and authority to execute, deliver and perform its obligations under the Separation Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution, delivery and performance by the Company of this Agreement or to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of the Separation Agreements and the consummation by the Company of the transactions contemplated thereby will be duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate action or proceedings on the part of the Company will be necessary to authorize the execution, delivery and performance by the Company of the Separation Agreements or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Buyer and Seller, constitutes, and each Separation Agreement (to the extent the Company is a party thereto), when executed and delivered by the Company (assuming due authorization, execution and delivery by the other parties thereto) shall constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of a court before which any proceeding therefor may be brought.

(c)           Subsidiaries. Section 3.2(c) of the Company Disclosure Letter contains a list of each Subsidiary of the Company, including its name, and its jurisdiction of incorporation or formation. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, each Subsidiary of the Company has been duly incorporated or formed, as the case may be, is validly existing and in good standing in its jurisdiction of incorporation or formation and in good standing in its jurisdiction of incorporation or formation and is in good standing and it is qualified or authorized to do business (as customarily certified by the applicable Governmental Entity in respect of the entities registered in such jurisdictions) under the Laws of every other jurisdiction in which such qualification or authorization is required, except where the failure to be so qualified or otherwise authorized does not constitute a Material Adverse Effect. Except as set forth in Section 3.2(c) of the Company Disclosure Letter, (A) all of the issued and outstanding Equity Interests of each Subsidiary of the Company are owned directly or indirectly by the Company (the percentage and type of ownership of any Subsidiary of the Company of which the Company does not own all of the issued and outstanding Equity Interests being set forth on Section 3.2 of the Company Disclosure Letter), free and clear of all Encumbrances (other than any restrictions on transfer of securities arising under any applicable federal, state or foreign securities laws), and are duly authorized and validly issued, free of preemptive or any other third party rights and, as to Equity Interests of corporate Subsidiaries, are fully paid and non-assessable, (B) there is no subscription, option, warrant, call right, agreement or commitment relating to the issuance, sale, delivery, transfer or redemption by any Subsidiary of the Company (including any right of conversion or exchange under any outstanding security or other instrument) of the capital stock, partnership capital or equivalent of any Subsidiary of the Company or to make any payment based on the value of any Equity Interests of such Subsidiary (other than any such subscription, option, warrant, call right, agreement or commitment in favor of the Company or any wholly owned Subsidiary of the Company) and (C) other than Organizational Documents, there are no voting trusts or other agreements or understandings to which any of the Acquired Companies is a party with respect to voting such Equity Interests. There is no provision of any Acquired Company’s Organizational Documents that would restrict the ability to encumber any of the assets or Equity Interests of an Acquired Company owned by another Acquired Company or that is the Company.

(d)           Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by the Company, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under Foreign Antitrust Merger Control Laws, (iii) the Governmental Filings required to be made with the FSA, (iv) Governmental Filings that become applicable as a result of matters specifically related to Buyer or its Affiliates, (v) as set forth in Section 3.2(d) of the Company Disclosure Letter, or (vi) such other Governmental Filings, the failure of which to be obtained or made do not materially impair or delay the Company’s ability to consummate the transactions contemplated by this Agreement or constitute a Material Adverse Effect.

(e)           Capital Structure. The authorized capital stock of the Company consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. All of the issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights. The Company has no other Equity Interests authorized, issued or outstanding, and there are no subscriptions, agreements, options, warrants, call rights, commitments or other rights or arrangements existing or outstanding that provide for the sale or issuance of any of the foregoing by Seller or the Company (other than this Agreement). CFHC is the record and beneficial owner of all of the issued and outstanding shares, and, at Closing, the Shares purchased by Buyer shall constitute all of the issued and outstanding Equity Interests of the Company.

(f)            Financial Statements. The Company has delivered to Buyer a true and complete copy of the Financial Statements in draft form. The Financial Statements in draft form have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto. When delivered to Buyer in accordance with Section 4.27, the Financial Statements in final form will have been prepared in accordance with GAAP, consistently applied (except as disclosed in the footnotes thereto), and fairly present, in all material respects, the financial position of the Acquired Companies as of the dates thereof and their results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes thereto. If they are delivered pursuant to this Agreement, the Closing Financial Statements will have been prepared in accordance with GAAP, consistently applied and, upon delivery, will fairly present, in all material respects, the financial position of the Acquired Companies as of the date thereof and their results of operations and cash flows for the period ended June 30, 2006, subject to normal year-end audit adjustments, which are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole, and the absence of notes thereto.

(g)       No Undisclosed Liabilities. Except as reflected or reserved against in the Financial Statements (or the notes thereto), as set forth in Section 3.2(g) of the Company Disclosure Letter, for the GTA Bonus, the Project Austin Costs, the Restructuring Costs, the Retention Payments, the Severance Costs, the M&A Costs, the Project Nova Costs and the Closing Indebtedness, none of the Acquired Companies had, as of the Balance Sheet Date, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected or reserved against on (or disclosed in the footnotes to) an audited combined balance sheet of the Acquired Companies (but excluding any liabilities related or attributable to Taxes). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, for liabilities or obligations incurred in the ordinary course of business since the Balance Sheet Date, and for the GTA Bonus, the Project Austin Costs, the Restructuring Costs, the Retention Payments, the Severance Costs, the M&A Costs, the Project Nova Costs, the Closing

Indebtedness, obligations or liabilities reflected or reserved against (or of a category reflected or reserved against) on the Financial Statements as of and for the three months ended March 31, 2006 or as are not material to the Acquired Companies, taken as a whole, since the Balance Sheet Date none of the Acquired Companies has incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise.

(h)           No Conflict or Violation. Except as set forth in Section 3.2(h) of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement do not (i) assuming all Governmental Filings described in Section 3.1(d), Section 3.2(d) and Section 3.3(c) (other than clause (iv) of Section 3.3(c)) have been obtained or made, violate any applicable Law to which any Acquired Company are subject; (ii) require a consent or approval under, conflict with, result in a violation or breach of, or constitute a default under, result in the acceleration of, or create in any party the right to accelerate, terminate or cancel or modify any material obligation or result in the loss of any material right under any Company Contract or Company Lease; or (iii) create or impose any Encumbrances other than Permitted Encumbrances, on the assets and properties of any Acquired Companies; or (iv) violate the Organizational Documents of any Acquired Company, except with respect to the foregoing clauses (i), (ii) and (iii) above as does not constitute a Material Adverse Effect.

(i)            Legal Proceedings. Except as set forth in Section 3.2(i) of the Company Disclosure Letter, there are no Actions (or group of related Actions) pending, or, to the Knowledge of the Company, threatened in any written notice addressed and delivered to any Acquired Company which, (i) if adversely determined, would constitute a Material Adverse Effect or (ii) as of the date of this Agreement, challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement. Except as set forth in Section 3.2(i) of the Company Disclosure Letter, no Acquired Company is subject to any material judgment, decree, injunction or order of any Governmental Entity other than any material judgment, decree, injunction or order that is generally applicable to all Persons or to Persons in businesses similar to those of the Acquired Companies.

(j)            Personal Property. Except as may be reflected in the Financial Statements, the Acquired Companies have valid title, free and clear of Encumbrances (except for Permitted Encumbrances), to all the tangible personal property reflected in the most recent balance sheet contained in the Financial Statements and all tangible personal property acquired since the date of the most recent balance sheet contained in the Financial Statements, except for such tangible personal property that has been disposed of in the ordinary course of business or where the failure to have valid title, free and clear of Encumbrances (except for Permitted Encumbrances), does not constitute a Material Adverse Effect.

(k)           Real Property. Section 3.2(k)(i) of the Company Disclosure Letter sets forth the location of all real property owned by any Acquired Company (the “Owned Real Property“). The Company owns with good, valid and marketable title, subject only to Permitted Encumbrances, all of the material Owned Real Property. Section 3.2(k)(ii) of the Company Disclosure Letter sets forth (x) the location of all real property (the “Leased Real Property“) directly or indirectly leased to any Acquired Company by a third party pursuant to a lease, sublease or other similar agreement under which any Acquired Company is the lessee or sublessee (collectively, the “Company Leases“) and (y) a list of all Company Leases. Complete copies of all Company Leases, together with any modifications, extensions, amendments and assignments thereof, have heretofore been furnished or made available to Buyer. Each of the material Company Leases is in full force and effect, without modification or amendment from the form furnished to Buyer and is valid, binding and enforceable in accordance with its respective terms. Except as set forth in Section 3.2(k)(ii) of the Company Disclosure Letter or pursuant to the terms of the Separation Agreements, no Acquired Company has assigned its interests under any of the material Company Leases, or subleased all or any part of the space demised thereby, to any third party. No Acquired Company is in default under any material provision of the material Company Leases, and no amount due on any material Company Lease remains unpaid.

(l)            Taxes. Except as set forth in Section 3.2(l) of the Company Disclosure Letter: (i) the Acquired Companies have accurately and timely filed (taking into account properly filed extensions) all income Tax Returns required to have been filed by them, and all such Tax Returns are complete and correct in all respects, except for such Tax Returns the failure of which to file or be complete and correct does not constitute a Material Adverse Effect. The Acquired Companies have timely paid in full all income Taxes due and payable (whether or not shown on such Tax Returns) and all non-income Taxes shown to be due on any Tax Return or, where payment is not yet due, has made adequate provision for all Taxes in the Financial Statements in accordance with GAAP except for such Taxes for which the failure to have paid or make adequate provisions does not constitute a Material Adverse Effect; (ii) there are no pending, current or, to the Knowledge of the Company, threatened claims, actions, suits, proceedings or investigations for the assessment or collection of material amounts of Taxes with respect to any Acquired Company except for such claims, actions, suits, proceedings or investigations that do not constitute a Material Adverse Effect; (iii) there are no liens for Taxes against any Acquired Company’s assets, other than liens for Taxes not yet due and payable and for which appropriate reserves have been established or contested in good faith except for such liens that do not constitute a Material Adverse Effect; (iv) the Acquired Companies have not executed or filed with any Governmental Entity any agreement extending the period for assessment or collection of any material amount of income Taxes; (v) no Acquired Company has ever been, or is required to, make any disclosure to the Internal Revenue Service pursuant to Section 6111 of the Code or Section 1.6011 of the Treasury Regulations promulgated thereunder; (vi) all Taxes required to be withheld, collected or deposited by or with respect to any Acquired Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority; (vii) no closing agreement pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to any Acquired Company; and (viii) no Acquired Company will be required to include amounts in income, or exclude items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

(m)          Absence of Certain Changes. Except as set forth in Section 3.2(m) of the Company Disclosure Letter and as otherwise contemplated or permitted hereby or by the Separation Agreements, from the Balance Sheet Date through the date of this Agreement (i) the businesses of the Acquired Companies have been conducted in the ordinary course of business, (ii) there has not occurred any Material Adverse Effect that is continuing and (iii) the Acquired Companies have not discontinued any business material to the Acquired Companies, taken as a whole.

(n)           Company Contracts.

(i)                Section 3.2(n)(i) of the Company Disclosure Letter sets forth a list of Contracts in effect as of the date of this Agreement to which any Acquired Company is a party, which are in the categories listed below (collectively, the “Company Contracts“); provided, however, that a Contract referenced by more than one description need only be listed once on the Company Disclosure Letter:

(1)             any employment, management consulting or similar agreement requiring payment by any Acquired Company of base annual salary in excess of $200,000;

(2)             any Contract evidencing Indebtedness material to any Acquired Company, or under which any of the Acquired Companies have issued any note, bond, indenture, mortgage, security interest or other evidence of Indebtedness material to the Acquired Companies taken as a whole, or has directly or indirectly guaranteed Indebtedness of any Person (other than any Acquired Company) that are material to the Acquired Companies taken as a whole;

(3)             any license agreement pursuant to which any Acquired Company (i) has acquired the right to use any material Company Intellectual Property, other than software and other Intellectual Property that is (1) generally commercially available and (2) for which any Acquired Company has paid annual license fees of less than $2,000,000 during the 12-month period ending on May 31, 2006 or (ii) has granted to any third party, other than any Acquired Company, any material license to use any material Company Intellectual Property owned by any Acquired Company (excluding any such licenses granted in connection with agency subscriber agreements and other customer agreements);

(4)             any other Contracts not cancelable without penalties on less than 120 days’ notice and under which any Acquired Company would reasonably be expected to make payments,

individually or in the aggregate, in excess of $5,000,000 during any 12-month period;

(5)             any Contract for capital expenditures, or the purchase or sale of any asset or securities of any Person or the acquisition or construction of assets for the benefit and use of any Acquired Company, requiring payments by any Acquired Company in excess of $2,000,000 for any 12-month period;

(6)             any Contract containing a covenant not to compete or any exclusivity provision that materially restricts the ability of any of the Acquired Companies to freely conduct any material aspect of their business;

(7)             any material joint venture agreement, limited liability company or partnership agreement;

(8)             any Contract related to a material acquisition or divestiture of any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit by an Acquired Company, other than inventory, since January 1, 2003 or prior to such date to the extent an Acquired Company has any continuing obligations or liabilities to the counterparty to such transaction; and

(9)             any outstanding written or otherwise binding commitment to enter into any agreement of the type described in subsections (1) through (8) of this Section 3.2(n)(i).

(ii)               Except as set forth in Section 3.2(n)(ii) of the Company Disclosure Letter, (i) each Company Contract (A) constitutes a valid and binding obligation of the Acquired Company party thereto and (B) assuming such Company Contract is binding and enforceable against the other parties thereto, is enforceable against the Acquired Company party thereto, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in an Action at law or in equity) and the discretion of any court before which any Action therefor may be brought, (ii) no Acquired Company is or, to the Knowledge of the Company, is alleged to be in breach of or default in any material respect under any Company Contract and (iii) to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Company Contract.

(o)           Labor. No labor strike, slowdown, lockout, picketing or work stoppage against any of the Acquired Companies is pending or, to the Knowledge of the Company, threatened, and no such labor strike, slowdown or work stoppage has occurred or been threatened at any time within the three years preceding the date of this Agreement. Except as set forth in Section 3.2(o) of the Company Disclosure Letter, no Acquired Company is a party to, bound by or subject to any agreement with any labor organization and, to the Knowledge of the Company, no union organizing activities involving any such labor organization is pending or threatened.

(p)           Compliance With Law.

(i)                Except for Laws relating or attributable to Taxes and employee benefits, which shall be governed exclusively by Section 3.2(l) and Section 3.2(q), respectively, and except as set forth in Section 3.2(p) of the Company Disclosure Letter, the Acquired Companies are, and since January 1, 2004 have been, operating their respective businesses in compliance with applicable Laws (and their publicly posted privacy policies), except to the extent any non-compliance therewith does not constitute a Material Adverse Effect. Except as set forth in Section 3.2(p) of the Company Disclosure Letter, all approvals, permits and licenses of Governmental Entities (collectively, “Permits“) required for the Acquired Companies to conduct their business, as conducted on the date hereof, are in the possession of the relevant Acquired Company, as applicable, are in full force and effect and the Acquired Companies are and since January 1, 2004 have been operating in compliance therewith, except for such Permits the failure of which to possess or with which to be in compliance does not constitute a Material Adverse Effect.

(ii)               Except as set forth in Section 3.2(p)(ii) of the Company Disclosure Letter or as does not constitute a Material Adverse Effect, the Acquired Companies are, and since January 1, 2004 have been, in compliance in all respects with all applicable Laws and regulations relating to pollution, Hazardous Substances or protection of human health or the environment (“Environmental Laws“), and have obtained and are in compliance in all respects with all Permits required under Environmental Laws. The Acquired Companies have not received notice of any written actions, claims or investigations by any Person alleging liability under, or non-compliance with, any Environmental Laws.

(iii)              Except as set forth in Section 3.2(p)(iii) of the Company Disclosure Letter or as does not constitute a Material Adverse Effect, Hazardous Substances are not present at and have not been disposed of, arranged to be disposed of, released or, to the Knowledge of the Company, threatened to be released at or from any of the properties or facilities currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies in violation of, or in a condition or a manner or to a location that could reasonably be expected to give rise to Damages to any of the Acquired Companies under or relating to, any Environmental Laws.

(q)           Employee Benefit Plans.

(i)                Section 3.2(q)(i)(a) of the Company Disclosure Letter sets forth a list of each material Seller Plan. Section 3.2(q)(i)(b) of the Company Disclosure Letter sets forth a list of each Company Plan (excluding any employment, management, consulting or similar agreement requiring payment by any Acquired Company of base annual salary of less than $200,000). With respect to each Company Plan, the Company has, prior to the date of this Agreement, made available to Buyer true and complete copies of the Company Plan and any amendments thereto (or if the Company Plan is not a written Company Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Company Plan intended to qualify under Section 401 of Code. With respect to each Seller Plan, the Company has, prior to the date of this Agreement, made available to Buyer true and complete copies of the Company Plan and any amendments thereto. All contributions required to be made under the terms of the Company Plan have been timely made and all contributions required to be made by the Acquired Companies under Seller Plans have been timely made. None of any Acquired Company, any Company Plan, any Seller Plan, any trust created under any Company Plan or Seller Plan, nor any trustee or administrator thereof has engaged in a transaction in connection with which any Acquired Company, any Company Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Company Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(ii)               Each Company Plan has been established and administered in all material respects in accordance with its terms and applicable Law, including, as to each Company Plan that is subject to United States Law, ERISA and the Code. For each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the end of the period covered thereby. No “reportable event” (as such term is defined in Section 4043 of ERISA) that could reasonably be expected to result in material liability, no material nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Plan. No Company Plan is a split-dollar life insurance program or otherwise provides for loans to any Affected Employee who would constitute an executive officer of the Company (within the meaning of The Sarbanes-Oxley Act of 2002).

(iii)              Each Company Plan that is an “employee pension benefit plan” (within the meaning of ERISA Section 3(2)) of the Acquired Companies is qualified within the meaning of Section 401(a) of the Code and has received a favorable determination letter as to its qualification. No event has occurred or circumstance exists that could reasonably be expected to give rise to disqualification or loss of tax-exempt status of any Company Plan or a related trust or otherwise subject any Acquired Company, either directly or by reason of its affiliation with any member of its “Controlled Group“ (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, material fine, material lien, material penalty or other material liability imposed by ERISA, the Code or other applicable Laws. Except as set forth in Section 3.2(q)(iii) of the Company Disclosure Letter, no Company Plan is subject to the provisions of Section 302 or Title IV of ERISA or Section 412 of the Code. No liability under Title IV or Section 302 of ERISA has been incurred by Seller and its Affiliates that has not been satisfied in full, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). With respect to each Company Plan that is not a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA but is subject to Title IV of ERISA, as of the Closing Date, the assets of each such Company Plan are at least equal in value to the present value of the accrued benefits (vested and unvested) of the participants in such Company Plan on a termination and projected benefit obligation basis, based on the actuarial methods and assumptions indicated in the most recent applicable actuarial valuation reports. No Company Plan is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) and neither the Company, its Subsidiaries nor any member of their Controlled Group has at any time sponsored or contributed to, or has or had any liability or obligation in respect of, any multiemployer plan. Except as set forth in Section 3.2(q)(iii)(a) of the Company Disclosure Letter, no Company Plan provides for post-employment or post-retirement health, medical or life insurance benefits for Affected Employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other applicable Law.

(iv)              With respect to each Company Plan, (A) no material Action is pending or, to the Knowledge of the Company, threatened, (B) no facts or circumstances exist that reasonably could give rise to any material Actions and (C) no written or oral communication has been received from the Pension Benefit Guaranty Corporation concerning the funded status thereof or any transfer of assets and liabilities therefrom in connection with the transactions contemplated herein.

(v)               Except as set forth in Section 3.2(q)(v)(A) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement shall not, either alone or in combination with another event (A) entitle any current or former employee, officer or other service provider of the Acquired Companies to severance pay, unemployment compensation or any other payment (or any increase in such payment), (B) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, officer or other service provider or (C) limit or restrict the right of any Acquired Company to merge, amend or terminate any Company Plan. Section 3.2(q)(v)(B) of the Company Disclosure Letter includes a schedule of all Retention Payments and Retention Letters.

(vi)              Except as set forth in Section 3.2(q)(vi) of the Company Disclosure Letter, no Acquired Company has any contractual obligation to make any tax gross-up payments as a result of the golden parachute excise tax of Section 4999 of the Code.

(vii)             With respect to each Foreign Plan, each such plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(viii)            The fair market value of the assets of each Foreign Plan required to be funded under applicable local Law, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations.

(r)            Intellectual Property.

(i)                Section 3.2(r)(i) of the Company Disclosure Letter sets forth, for the Company Intellectual Property owned by the Acquired Companies, a list of all material U.S. and foreign:  (a) patents and patent applications; (b) trademark registrations and applications (including Internet domain name registrations); (c) copyright registrations and applications and (d) unregistered common law trademarks and service marks material to the business of the Acquired Companies. Except as set forth in Section 3.2(r)(ii) of the Company Disclosure Letter, to the Knowledge of the Company, the foregoing registrations and applications that are material to and currently used in the businesses of the Acquired Companies are, in the case of registrations, in effect and subsisting, and in the case of applications, pending and are not subject to any action alleging the invalidity of any such registration or seeking to have any such registration or application canceled, re-examined or found invalid.

(ii)               Except as does not constitute a Material Adverse Effect or as set forth in Section 3.2(r)(ii) of the Company Disclosure Letter, (a) the conduct of the business of the Acquired Companies does not infringe or otherwise violate (1) to the Knowledge of the Company, any Person’s Patents or Trademarks, and (2) any Person’s other Intellectual Property, and there is no claim pending or, to the Knowledge of the Company threatened against the Acquired Companies alleging such infringement or other violation, (b) to the Knowledge of the Company, no Person is infringing or otherwise violating any Company Intellectual Property owned by the Acquired Companies, and no claims are pending or, to the Knowledge of the Company, threatened against any Person by any Acquired Company alleging such infringement or other violation and (c) subject to Section 3.2(r)(ii)(a), the Acquired Companies own or have the right to use all of the Intellectual Property used by the Acquired Companies in their businesses as currently conducted, free and clear of Encumbrances (except Permitted Encumbrances) on the Acquired Companies’ rights in such Intellectual Property.

(iii)              The Acquired Companies use commercially reasonable efforts to (a) maintain registrations for registered Company Intellectual Property that are material to the businesses of the Acquired Companies and (b) protect the confidentiality of their material confidential information. Except as does not constitute a Material Adverse Effect, employees who contributed to the creation or invention of Intellectual Property in which the Acquired Companies assert ownership have assigned to the Company all of their rights therein that did not initially vest in the Company by operation of law.

(iv)              The Acquired Companies use commercially reasonable efforts, consistent with their internal policies and procedures, to protect personally identifiable information provided by the Acquired Companies ‘ customers and website users from unauthorized disclosure or use. Except as set forth in Section 3.2(r)(iv) of the Company Disclosure Letter and except as does not constitute a Material Adverse Effect, (i) the Acquired Companies use commercially reasonable efforts, consistent with their internal policies and procedures, to protect the integrity and security of their information technology systems, websites, databases and networks and the information transmitted thereby or stored therein and none of them have, as of the date of this Agreement, any Actions pending against them regarding the foregoing and (ii) no Acquired Company has received any complaints during the two years prior to the date of this Agreement relating thereto.

(s)       Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the

Company, for which any of the Acquired Companies or Buyer has or will have any liability.

(t)            Insurance Coverage(u)      . The Company has furnished to Buyer a list of all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Acquired Companies. All such policies are valid and in full force and effect and, except as set forth in Section 3.2(t) of the Company Disclosure Letter, no written notice of cancellation or termination has been received by the Acquired Companies with respect to any such policy. All premiums due on such policies have been paid and none of the Acquired Companies is in default under any material obligation of any such policy.

(u)       Sufficiency of Assets. As of the Closing Date, the assets, rights and Permits of the Acquired Companies, including any rights of the Acquired Companies arising pursuant to the Separation Agreements, will be in all material respects the assets, rights and Permits of Seller and its Subsidiaries that are used to conduct the business of the Acquired Companies as currently conducted, it being understood that no representation is being made with respect to any assets, rights or Permits not owned by Seller or any of its Subsidiaries.

(v)           Indebtedness; Certain Payments

(i)                Following the repayment of the Estimated Closing Indebtedness at Closing, the Company and its Subsidiaries shall have no other Indebtedness (other than Indebtedness of the type described in clause (ii)(A) of the definition of Indebtedness) immediately after such repayment other than Indebtedness incurred by the Company on the Closing Date in connection with the Debt Financing.

(ii)               (A) To the Knowledge of the Company, there is not expected to be any earn-out or deferred purchase price payable with respect to the acquisition of Needahotel and (B) there will not by any earn-out or deferred purchase price payable with respect to the acquisition of Donvand Limited (d/b/a Guliver’s Travels Associates) and Octopustravel Group Limited pursuant to the Share Purchase Agreement between Sarah Newman, Andrew Collins, Anne Keogh, Cendant Corporation and Castlenau Limited, dated February 8, 2006 and the Share and Purchase Agreement between David Babai, Uzi Kattan, Edward Faith, Murray Sweet, Bernard Bialylew, Codesilver Limited (n/k/a Cendant Travel Services Limited) and Cendant Corporation (as Guarantor), dated December 16, 2004, respectively.

Section 3.3               Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Company as follows:

(a)           Due Organization and Good Standing of Buyer. Buyer is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Authorization of Transaction by Buyer. Buyer has all requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Buyer of this Agreement, and the consummation by Buyer of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary limited liability company action on the part of Buyer and no other limited liability company proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance by Buyer of this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller and the Company, constitutes, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors and general principles of equity (whether considered in a proceeding at law or in equity) and the discretion of the court before which any proceeding therefor may be brought.

(c)           Governmental Filings. No Governmental Filings are required in connection with the execution, delivery and performance of this Agreement by Buyer, except (i) Governmental Filings under the HSR Act, (ii) Governmental Filings under Foreign Antitrust Merger Control Laws, (iii) the Governmental Filings required to be made with the FSA, (iv) Governmental Filings that become applicable as a result of matters specifically related to Seller or its Affiliates, (v) as set forth in Section 3.3(c) of the Buyer Disclosure Letter or (vi) such other Governmental Filings the failure of which to be obtained or made would not materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(d)           No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated by this Agreement do not (i) assuming all authorizations, consents and approvals described in Section 3.1(d) (other than clause (iv) of Section 3.1(d)), Section 3.2(d) (other than clause (iv) thereof) and Section 3.3(c) have been obtained or made, violate any applicable Law to which Buyer is subject; (ii) require a consent or approval under, conflict with, result in a violation, termination or breach of, or constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate or cancel any Contract to which Buyer is a party; or (iii) violate the Organizational Documents of Buyer, except with respect to the foregoing clauses (i) and (ii) as would not, individually or in the aggregate, materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(e)           Legal Proceedings. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Buyer, threatened against Buyer which challenge the validity or enforceability of this Agreement or seek to enjoin or prohibit consummation of, or seek other material equitable relief with respect to, the transactions contemplated by this Agreement. Buyer is not subject to any judgment, decree, injunction or order of any Governmental Entity which would materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement.

(f)            Acquisition of Equity for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of Buyer’s purchase of the Shares. Buyer confirms that it can bear the economic risk of its investment in the Shares and can afford to lose its entire investment in the Shares, has been furnished the materials relating to Buyer’s purchase of the Shares which it has requested, and Seller has provided Buyer the opportunity to ask questions of the officers and management employees of the Acquired Companies and to acquire additional information about the business and financial condition of the Acquired Companies. Buyer is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling such Shares. Buyer agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended, except pursuant to an exemption from such registration available under such Act.

(g)           Funding.

(i)            Section 3.3(g)(i) of the Buyer Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter from Credit Suisse, Credit Suisse Securities (USA) LLC, Lehman Commercial Paper Inc., Lehman Brothers Inc., UBS Loan Finance LLC and UBS Securities LLC (the “Debt Commitment Letter“), pursuant to which, and subject to the terms and conditions thereof, the lender parties thereto have committed to lend the amounts set forth therein to Buyer for the purpose of funding the transactions contemplated by this Agreement (the “Debt Financing“). Section 3.3(g)(ii) of the Buyer Disclosure Letter sets forth a true, accurate and complete copy of the executed commitment letter (the “Equity Commitment Letter“ and together with the Debt Commitment Letter, the “Financing Commitments“) from Blackstone Capital Partners V Merchant Banking Fund L.P. (the “Investor“) pursuant to which the Investor has committed, subject to the terms and conditions set forth therein, to invest the amounts set forth therein, to purchase Equity Interests of Buyer ( the “Equity Financing“ and together with the Debt Financing, the “Financing“). The Equity Commitment Letter provides that the Investor is guaranteeing Buyer’s obligations to Seller, subject to the limits set forth therein.

(ii)           As of the date of this Agreement, the Financing Commitments are in full force and effect and have not been withdrawn or terminated or otherwise amended or modified in any respect. Each of the Financing Commitments, in the form so delivered, is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, there are no other agreements, side letters or arrangements relating to the Financing Commitments that could affect the availability of the Debt Financing or the Equity Financing. Buyer has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Commitments. Buyer has fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement. The aggregate proceeds from the Financing will constitute all of the financing required to be provided by Buyer, and will be sufficient for the satisfaction of all of Buyer’s obligations under this Agreement in an amount sufficient to consummate the transactions contemplated by this Agreement, including the payment of the Purchase Price and the payment of all associated costs and expenses (the “Required Amount“). The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Buyer on the terms therein.

(h)           Brokers’ Fees. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, for which Seller or any of its Subsidiaries have or will have any liability.

(i)            Other Business Interests. Section 3.3(i) of the Buyer Disclosure Letter lists, as of the date of this Agreement, with respect to the private equity funds of which Affiliates of The Blackstone Group serve as general partner and investment adviser, all portfolio company investees in which such private equity funds own more than a five percent stake.

Section 3.4               No Other Representations or Warranties. Except for the representations and warranties contained in Section 3.1 and Section 3.2, neither Seller, the Company nor any other Person on behalf of Seller or the Company or any of their respective Affiliates makes any express or implied representation or warranty with respect to Seller, the Company or any of their respective Affiliates or with respect to any other information provided to Buyer, its Affiliates, agents or representatives in connection with the transactions contemplated by this Agreement. Neither Seller, the Company nor any other Person will have or be subject to any liability or other obligation to Buyer, its Affiliates, agents or representatives or any Person resulting from the sale of the Shares to Buyer or Buyer’s use of, or the use by any of Buyer’s Affiliates, agents or representatives of, any such information, including any information, documents, projections, forecasts of other material made available to Buyer, its Affiliates or representatives in certain “data rooms”, offering memorandum, Offering Materials or management presentations in expectation of the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in Section 3.1 or Section 3.2. Each of Seller and the Company disclaims any and all other representations and warranties, whether express or implied.

ARTICLE IV

COVENANTS

Section 4.1               Conduct of the Company’s Business.

(a)           Seller agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 4.1 of the Company Disclosure Letter, (iv) as set forth in, in pursuit of or otherwise pursuant to the Separation Agreement (including the incurrence, use of proceeds from and repayment of Indebtedness under the Travelport Facility), (v) as consented to by Buyer in writing (which consent shall not be unreasonably withheld or delayed), or (vi) in connection with the projects, matters and actions described on Section 1.1 of the Company Disclosure Letter, Seller shall cause the Acquired Companies to conduct their respective businesses and operations in the ordinary course of business and, subject to the foregoing, shall procure that the Acquired Companies shall not:

(i)                authorize or effect any amendment to or change its Organizational Documents in any material respect (it being understood that any such change that would negatively affect the Debt Financing shall be deemed to be material);

(ii)               issue or authorize the issuance of any Equity Interests, or grant any options, warrants, or other rights to purchase or obtain any of its Equity Interests or issue, sell or otherwise dispose of any of its Equity Interests, other than to an Acquired Company;

(iii)              issue any note, bond, or other debt security, or create, incur, assume or guarantee any Indebtedness or any material capitalized lease obligation, in each case (A) in excess of $10,000,000 and other than Current Liabilities or (B) which would be adverse in any material respect to the Financing;

(iv)              with respect to Contracts that are not Specified Contracts, except in the ordinary course of business, enter into any Contract that, had it been entered into prior to the date hereof, would be a Company Contract, or materially amend, modify, terminate or cancel (1) any existing Company Contract or Contract with any Affiliate of the Company, other than the Separation Agreements or (2) any Contract that is, or had it been entered into prior to the date hereof would be, a Company Contract;

(v)               enter into or materially amend, modify, terminate or cancel any Specified Contract unless such action is in the ordinary course of business and either (1) such Specified Contract or amendment or modification thereof contains terms and conditions substantially similar, taken as a whole, to other Specified Contracts of a similar nature to which an Acquired Company is a party or (2) the relevant Acquired Company has reasonably consulted with Buyer prior to entering into, amending, modifying, terminating or canceling such Specified Contract;

(vi)              except in the ordinary course of business, sell, lease, license, transfer or otherwise dispose of any of the material property rights (including material Intellectual Property), assets or rights of the Acquired Companies, taken as a whole, other than distributions of cash to any Affiliate of Seller, and other than as required pursuant to existing contracts or commitments;

(vii)             make any capital expenditure, or commitments therefor, in excess of the amounts set forth in the capital expenditure budget set forth in Section 4.1(a)(vii) of the Company Disclosure Letter the (“Capex Budget“);

(viii)            cancel, compromise or settle any material Action, or intentionally waive or release any material rights, of any Acquired Company;

(ix)               adopt, enter into, amend, alter, or terminate (or grant any waiver or consent under) any Company Plan or grant or agree to grant any increase in the wages, salary, bonus or other compensation, remuneration or benefits of any executive-level employee of any Acquired Company, except as required under applicable Law, any existing Company Plan or any existing employment agreement;

(x)                make any changes to their accounting principles or practices, other than as may be required by Law, GAAP or generally accepted accounting principles in the jurisdictions of incorporation of the relevant Acquired Company;

(xi)               acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or collection of assets constituting all or substantially all of a business or business unit or make any investment in any Person in excess of $15,000,000;

(xii)              discontinue any business material to the Acquired Companies;

(xiii)             declare, set aside or pay any dividend or distribution on or in respect of any of its Equity Interests, other than any dividend or distribution paid prior to the Closing Date exclusively in cash, Equity Interests of any Acquired Company or a combination of Equity Interests of any Acquired Company and cash in the case of Equity Interests, to the extent distributed to the Company or a wholly-owned Subsidiary of the Company;

(xiv)            change in any material respect the policies or practices of any Acquired Company with regard to the extension of discounts or credit to customers or collection of receivables from customers;

(xv)             (A) make or change any material Tax election, file any amended Tax Return, or settle or compromise any proceeding with respect to any material Tax claim or assessment related to any Acquired Company, that, in each case, reasonably could increase Taxes of such Acquired Company after the Closing; (B) surrender any right to claim a refund of material Taxes that would be for Buyer’s account under this Agreement; or (C) change any accounting method with respect to material Taxes, or enter into any closing agreement;

(xvi)            except pursuant to the Separation Agreements, enter into or adopt a plan or agreement of recapitalization, reorganization, merger or consolidation or adopt a plan of complete or partial liquidation or dissolution;

(xvii)           amend or modify any of the Separation Agreements in a manner adverse to Buyer or any of the Acquired Companies; and

(xviii)          agree or otherwise commit to take any of the actions prohibited by the foregoing clauses (i) through (xvi) above.

(b)           From and after the date hereof until the Closing, the Acquired Companies shall use commercially reasonable efforts to execute the Capex Budget for such period.

(c)           At the Closing, the Acquired Companies shall have no less than $25,000,000 of cash and cash equivalents.

(d)           Other than the right to consent or withhold consent with respect to the foregoing matters, nothing contained herein shall give Buyer any right to manage, control, direct or be involved in the management of Seller, the Company, or their respective Subsidiaries or businesses prior to the Closing.

(e)           Notwithstanding anything else to the contrary, each Acquired Company shall be permitted to incur indebtedness to any other Acquired Companies in connection with transferring cash or cash equivalents among the Acquired Companies; provided, however, that Seller shall, and shall cause the Acquired Companies to, use reasonable best efforts to effect such transfers without incurring such indebtedness to the extent such other means of transfer do not result in costs to any of the Acquired Companies or otherwise adversely impact Seller or any of the Acquired Companies. To the extent any such indebtedness is incurred and will remain outstanding following the Closing, the final maturity of such indebtedness shall not occur prior to a date which is less than ten and one-half (10.5) years following the Closing.

Section 4.2               Employment Matters.

(a)           Upon the Closing Date, the Acquired Companies shall continue to employ all individuals who are employees of any Acquired Company on the Closing Date, including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence (the “Affected Employees“). Until at least December 31, 2007, Buyer shall not reduce any Affected Employee’s base salary or incentive compensation opportunity, each as in effect immediately prior to the Closing Date (provided, however, that the foregoing shall not restrict Buyer’s or the Acquired Companies’ ability to choose the form of such incentive compensation opportunity), and shall provide employee benefits and compensation (excluding equity-based benefits and compensation) to Affected Employees that are no less favorable in the aggregate (excluding, for this purpose, any compensation arrangements designed for the transactions contemplated by this Agreement or the transactions contemplated by the Separation Agreements) than those provided to such persons immediately prior to the Closing Date whether arising under a Company Plan or any Seller Plan. Periods of employment with any Acquired Company (including, without limitation, any current or former Affiliate of the Company or any predecessor, to the extent previously recognized under the Company Plans), shall be taken into account for purposes of determining, as applicable, the eligibility for participation, vesting and the calculation of benefits (including severance) of any employee under all employee benefit plans offered by Buyer or an Affiliate of Buyer to the Affected Employees, including vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but excluding for purposes of any defined benefit pension plan or post-employment welfare benefit plan). Buyer shall cause the Acquired Companies to (i) waive any limitation on medical coverage of Affected Employees due to pre-existing conditions under the applicable medical plan of Buyer to the extent such Affected Employees are currently covered under a medical employee benefit plan of any Acquired Company or their Affiliates and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the medical employee benefit plan of the Company or its Affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any medical plan of Buyer or an Affiliate of Buyer for such year.

(b)           Prior to the Closing Date, the Acquired Companies shall withdraw, effective as of the Closing Date, from any Seller Plan in the manner, if any, that such Seller Plan specifies for withdrawal of a participating employer.

(c)           Notwithstanding the general provisions of Section 4.2(a), until at least December 31, 2007, Buyer shall, and shall cause its Affiliates to, provide each Affected Employee with severance benefits that are no less favorable than (i) those that would have been provided to such Affected Employee immediately prior to the Closing Date or (ii) those that may be provided to such Affected Employee under the terms of a severance plan of Buyer or its Affiliates, whichever is more favorable to such Affected Employee on the date of termination of employment.

(d)           The parties hereby agree to take all actions necessary to effectuate the provisions set forth on Section 4.2(d) of the Company Disclosure Letter.

(e)           Seller, Buyer and the Company acknowledge and agree that all provisions contained in this Section 4.2 and Section 4.3 with respect to Affected Employees are included for the sole benefit of Buyer and the Company and shall not create any right (i) in any other Person, including, Affected Employees, Company Plans or any beneficiary thereof or (ii) to continued employment with Buyer, the Company or any of their respective Affiliates.

Section 4.3               Retention Payments.

Buyer shall take all actions necessary to assume and honor any Company Plan that expressly requires such assumption. The Acquired Companies shall be solely responsible for all liabilities relating to the amendment, termination or alleged termination of any Company Plan following the Closing Date. The Acquired Companies and Seller shall share responsibility for stay bonuses, transaction bonuses and fees and other retention payments (each, a “Retention Payment“) (it being understood that Retention Payments shall not include (i) any severance payments other than Severance Costs and (ii) the 2006 Award as described in Section 4.2(d) of the Company Disclosure Letter) due from any Acquired Company under any agreement with employees, officers and other service providers of the Acquired Companies (each, a “Retention Letter“). Seller shall pay one-half of each Retention Payment on the Closing Date (to the extent not previously paid in accordance with the terms of the applicable Retention Letter) (the “Seller Portion Retention Payment“) and (ii) the Buyer shall cause the Company to assume and honor the Retention Letters and shall pay, or shall cause the Company to pay, the balance of each Retention Payment in accordance with the terms of the applicable Retention Letter, but in no event later than the first anniversary of the Closing Date (the “Company Portion Retention Payment“). Buyer agrees to pay Seller an amount equal to the product of (A) 0.65 and (B) all Company Portion Retention Payments that are forfeited on or prior to the first anniversary of the Closing Date by, and any amounts otherwise not paid on or prior to the first anniversary of the Closing Date to any, Affected Employee party to a Retention Letter in accordance with the Retention Letter to which such Affected Employee is a party. The payment contemplated by the foregoing sentence shall be made promptly following the first anniversary of the Closing Date by wire transfer of immediately available funds (it being understood that any such payments that are rolled over into Equity Interest or other securities of Buyer will be deemed paid unless forfeited on or prior to the first anniversary of the Closing Date).

Section 4.4               Publicity. Buyer and Seller agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Buyer and Seller agree that no public release or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior consent of Buyer and Seller, except (i) as such release or announcement, upon the advice of outside counsel, may be required by Law or the rules and regulations of any stock exchange upon which the securities of Seller are listed, in which case the party required to make the release or announcement, to the extent practicable after using reasonable best efforts to avoid such disclosure, shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance and (ii) Seller may disclose any information concerning the transactions contemplated by this Agreement which it deems appropriate in its reasonable judgment after reasonable advance notice to Buyer, in light of its status as a publicly owned company, including without limitation to securities analysts and institutional investors and in press interviews and Governmental Filings.

Section 4.5               Confidentiality.

(a)           Buyer and its Representatives shall treat all nonpublic information obtained in connection with this Agreement and the transactions contemplated by this Agreement as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect as provided in Section 6.2 in accordance with its terms.

(b)           From and after the Closing, (i) Buyer shall, and shall cause the Acquired Companies to, keep confidential and not use for any purpose all nonpublic information regarding Seller and its current and former Affiliates (other than the Acquired Companies) of which the Acquired Companies are actually aware and (ii) except as contemplated by the Separation Agreements, Seller shall, and shall cause its Affiliates to, keep confidential and not use for any purpose all nonpublic information regarding Buyer or its Affiliates (including the Acquired Companies) of which Seller and its Affiliates are actually aware, except, in each case, to the extent required by Law.

Section 4.6               Access to Information.

(a)           Subject to Section 4.5, Seller shall cause its officers, directors, employees, auditors and other agents to afford the officers, directors, employees, auditors, providers of financing, counsel, financial advisors and other agents of Buyer reasonable access during normal business hours to the officers, directors, employees, agents, properties, offices and other facilities of the Acquired Companies and their books and records, and shall furnish Buyer with such financial, operating and other data and information with respect to the Acquired Companies, as Buyer, through its officers, employees, auditors, providers of financing, counsel, financial advisors or other agents, may reasonably request. In exercising its rights hereunder, Buyer shall conduct itself so as not to unreasonably interfere in the conduct of the business of the Acquired Companies prior to Closing. Buyer acknowledges and agrees that any contact by Buyer and its agents and representatives with officers, employees, customers or agents of the Acquired Companies hereunder shall be arranged and supervised by representatives of Seller, unless Seller otherwise expressly consents with respect to any specific contact. Notwithstanding anything to the contrary set forth in this Agreement, neither Seller nor any of its Affiliates (including the Acquired Companies) shall be required to disclose to Buyer or any agent or representative thereof any (i) information (A) relating to any sale or divestiture process conducted by Seller or its Affiliates for the Company or its business or Seller’s or its Affiliates’ (or their representatives’) evaluation of the Company or its business in connection therewith, including projections, financial or other information relating thereto or (B) if doing so, in Seller’s good faith opinion, could violate any Contract or Law to which Seller or any of its Affiliates (including the Acquired Companies) is a party or is subject or which it believes in good faith could result in a loss of the ability to successfully assert a claim of privilege (including without limitation, the attorney-client and work product privileges) or (ii) consolidated, combined, unitary or similar Tax Return of which Seller or any of its Affiliates (other than any of the Acquired Companies) is the common parent or any other information relating to Taxes or Tax Returns other than information relating solely to the Acquired Companies.

(b)           After the Closing for a period of seven years, upon reasonable written notice, Buyer shall furnish or cause to be furnished to Seller and its counsel, auditors, agents and representatives reasonable access, during normal business hours, to such information and assistance relating solely to the Acquired Companies as is necessary for any reasonable business purpose, including, without limitation, financial reporting and accounting matters or in connection with any disclosure obligation or the defense of any Action. Seller shall reimburse the Company for reasonable out-of-pocket costs and expenses incurred in assisting Seller pursuant to this Section 4.6(b).

Section 4.7               Filings and Authorizations, Including HSR Act Filing.

(a)           Seller, on the one hand, and Buyer, on the other hand, shall, and shall cause its Affiliates to, promptly file or cause to be filed all necessary Governmental Filings, including, but not limited to, (i) as promptly as practicable but in no event later than ten (10) Business Days of the date of this Agreement file all required Governmental Filings under the HSR Act, (ii) as promptly as practicable but in no event later than ten (10) Business Days of the date of this Agreement file all required Foreign Antitrust Merger Control Laws, (iii) as promptly as practicable but in no event later than five (5) Business Days of the date of this Agreement filing the FSA Notice with the FSA and (iv) submissions of additional information requested by any Governmental Entity. Each of Buyer and Seller further agrees that it shall, and shall cause its Affiliates to, comply with any applicable post-Closing notification or other requirements of the FSA or of any antitrust, trade competition, investment or control reporting or similar Law or regulation of any Governmental Entity with competent jurisdiction. Each of Buyer and Seller agrees to cooperate with and promptly to consult with, to provide any reasonably available information with respect to, and to provide, subject to appropriate confidentiality provisions, copies of all presentations and filings to any Governmental Entity to the other party or its counsel.

(b)           In addition to the agreements set forth in Section 4.6(a) above, Buyer shall use its reasonable best efforts to obtain the consents, approvals, waivers or other authorizations from Governmental Entities, including without limitation, any approvals required by the FSA in connection with Buyer’s acquisition of the control of Bastion, respectively, and antitrust clearance under the HSR Act and any Foreign

Antitrust Merger Control Laws, as promptly as practicable, and in any event prior to the Outside Date, and that any conditions set forth in or established by any such consents, clearances, approvals, waivers or other authorizations from Governmental Entities are wholly satisfied. In fulfillment of this covenant, Buyer agrees, among other steps or actions and without limiting the scope of Buyer’s obligations, to:

(i)                offer and agree to an order providing for the divestiture by Buyer and its Affiliates of such properties, assets, operations or businesses (including such properties, assets, or operations of any of the Acquired Companies) as are necessary to permit Buyer fully to complete the transactions contemplated by this Agreement;

(ii)               offer and agree to hold separate such properties, assets, operations or businesses, pending the satisfaction or termination of any such conditions, restrictions or agreements affecting Buyer’s full rights of ownership of any of the Acquired Companies (or any portion thereof) as may be necessary to permit Buyer fully to complete the transactions contemplated by this Agreement;

(iii)              agree to the conditions requested by the FSA in connection with its approval of Buyer’s acquisition of control of Bastion including, but not limited to, any such condition (i) restricting the ability of Buyer to place any Encumbrance on the shares of stock of Bastion once it acquires control of Bastion, (ii) restricting the use of dividends issued by Bastion or (iii) restricting or otherwise affecting the business plan or business activities of Bastion; and

(iv)              Buyer and Seller agree to oppose fully and vigorously any Action relating to this Agreement or the transactions contemplated by this Agreement, including, without limitation, to appeal promptly any adverse decision or order by any Governmental Entity or, if reasonably requested by Seller or Buyer, as the case may be, to commence or threaten to commence and to pursue vigorously any Action reasonably believed to be helpful in obtaining authorization from Governmental Entities or in terminating any outstanding Action; it being understood that the costs and expenses of all such Action shall be borne by Buyer.

Section 4.8               Director and Officer Liability; Indemnification.

(a)           If the Closing occurs, Buyer shall and shall cause the Acquired Companies to take any necessary actions to provide that all rights to indemnification and all limitations on liability existing in favor of any current or former officers, directors, managers or employees of any of the Acquired Companies (or their respective predecessors) (collectively, the “Company Indemnitees“), as provided in (i) the Organizational Documents of any of the Acquired Companies in effect on the date of this Agreement or (ii) any agreement providing for indemnification by any Acquired Company of any of the Company Indemnitees in effect on the date of this Agreement and which is disclosed to Buyer on or before the date hereof (an “Indemnity Agreement“) to which Seller or any Acquired Company is a party shall survive the consummation of the transactions contemplated by this Agreement and continue in full force and effect on equal or more favorable terms (including, at the option of Buyer, in new indemnity agreements) and be honored by the Acquired Companies after the Closing; provided, that such indemnification shall be subject to limitations imposed from time to time by Law. Buyer further agrees to assume or cause the Company to comply with the indemnification and continuing insurance obligations of Seller under each of the agreements set forth on Section 4.8 of the Company Disclosure Letter. Without the prior written consent of such Company Indemnitee, Buyer shall not and shall cause the Acquired Companies not to settle any matter for which it or they are providing indemnification to any Company Indemnitee other than any settlement exclusively requiring the payment of monetary damages to be paid entirely by or on behalf of the indemnifying party.

(b)           For six years from the Closing, Buyer shall cause to be maintained in effect for the benefit of the Company’s directors and officers an insurance and indemnification policy with an insurer with a Standard & Poor’s rating of at least A that provides coverage for acts or omissions occurring prior to the Closing (the “D&O Insurance“) covering each such person currently covered by the officers’ and directors’ liability insurance policies held by or for the benefit of the Company on terms with respect to coverage and in amounts no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, that the Company and its Subsidiaries shall not be obligated to pay annual premiums for such D&O Insurance in excess of $5,500,000. Buyer may satisfy its obligations under this Section 4.8(b) by purchasing a “tail” policy from an insurer with a Standard & Poor’s rating of at least A under the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Closing, (ii) covers each person currently covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement for actions and omissions occurring on or prior to the Closing and (iii) contains terms that are no less favorable than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement.

(c)           Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Closing) is made against any person covered by the D&O Insurance on or prior to the sixth anniversary of the Closing, the provisions of this Section 4.8 shall continue in effect until the final disposition of such Action.

(d)           In the event that the Company or Buyer or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or Buyer, as the case may be, shall succeed to the obligations set forth in this Section 4.8.

(e)           The obligations of Buyer under this Section 4.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 4.8 applies without the express written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 4.8 applies shall be third party beneficiaries of this Section 4.8).

Section 4.9               Reasonable Best Efforts.

(a)           Upon the terms and subject to the conditions herein provided, except as otherwise provided in this Agreement, and without limiting the obligations of the parties under Section 4.7, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done and to assist and cooperate with the other party hereto in doing all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to: (i) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; (ii) the obtaining of applicable consents, waivers or approvals of any third parties (including Governmental Entities); (iii) the defending of any Actions, whether judicial or administrative, challenging this Agreement or the performance of the obligations hereunder; and (iv) the execution and delivery of such instruments, and the taking of such other actions as the other party hereto may reasonably require in order to carry out the intent of this Agreement. Notwithstanding the foregoing, none of Seller, the Company, Buyer or any of their respective Affiliates shall be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable consent, waiver or approval, other than any payment to a Governmental Entity necessary for the satisfaction of the conditions contained in Article V.

(b)           Each party hereto shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If any party or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as practicable and after consultation with the other party, an appropriate response in compliance with such request.

Section 4.10             Insurance. Buyer acknowledges that all insurance coverage for the Acquired Companies under policies of Seller and its Affiliates shall terminate as of the Closing and, following the Closing, no claims may be brought against any policy of Seller and its Affiliates in respect any Acquired Company regardless of whether the events underlying such claim arose prior to or after the Closing, except pursuant to the Separation Agreements.

Section 4.11             Termination of Agreements.

(a)           On and as of the Closing, except for (i) this Agreement, (ii) the Separation Agreements and (iii) those Contracts, if any, set forth on Section 4.11(a) of the Company Disclosure Letter, all Contracts between any Acquired Company, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand (the “Terminating Contracts“) shall be terminated as between them without any further force and effect, and there shall be no further obligations of any of the relevant parties thereunder following the Closing. Buyer agrees to take, and to cause the Acquired Companies to take, and Seller agrees to take, and to cause its Affiliates to take, any action following the Closing that would be required to give effect to the termination of the Terminating Contracts.

(b)           Except as set forth in Section 4.11(b) of the Company Disclosure Letter, all inter-company accounts, whether payables or receivables, between Seller or any of its Affiliates (other than the Acquired Companies), on the one hand, and the Acquired Companies, on the other hand, as of the Closing shall be eliminated (by way of capital contribution, cash settlement or as otherwise determined by Seller in its sole discretion) prior to the Closing Date, after reasonable consultation with Buyer; provided, however, that such eliminations of inter-company accounts shall be completed in a manner that does not have any adverse financial or Tax consequences to Buyer or the Acquired Companies following the Closing.

Section 4.12             Release of Guarantees. Prior to the Closing Date, Seller and Buyer shall cooperate and shall use their respective reasonable best efforts to, effective as of the Closing Date, (i) terminate or cause to be terminated, or cause Buyer or one of its Affiliates to be substituted in all respects for Seller and any of its Affiliates or former Affiliates (other than the Acquired Companies) (collectively, the “Released Parties“) in respect of all obligations of the Released Parties under, any guarantee of or relating to obligations or liabilities (including under any Contract, letter of credit or Company Lease) of the Acquired Companies listed on Section 4.12 of the Company Disclosure Letter (“Guarantees“) or entered into or issued following the date hereof in the ordinary course of business (including renewals and extensions of any of the foregoing) and (ii) cause Buyer or one of its Affiliates to have surety bonds (and any necessary collateral, indemnity or other agreements associated therewith) issued on behalf of Buyer or one of its Affiliates in replacement of, but not having materially worse terms for the Buyer and the Acquired Companies than, all surety bonds (and all collateral, indemnity and other agreements associated therewith) issued on behalf of the Released Parties for the benefit of any of the Acquired Companies and listed on Section 4.12 of the Company Disclosure Letter (the “Surety Bonds“) or issued following the date hereof in the ordinary course of business (including renewals and extensions of any of the foregoing). In the case of the failure to do so by the by the Closing Date, then, Seller, on the one hand, and Buyer and the Company, jointly and severally, on the other hand, shall continue to cooperate and use their respective reasonable best efforts to terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantees and to replace surety bonds issued on behalf of Released Parties with surety bonds issued on behalf of Buyer or one of its Affiliates, and Buyer shall (i) indemnify and hold harmless the Released Parties for any Damages arising from such Guarantees and surety bonds and (ii) not permit any Acquired Company or Affiliates to (A) renew or extend the term of or (B) increase its obligations under, or transfer to another third party, any loan, lease, Contract or other obligation for which any Released Party is or would reasonably be expected to be liable under such Guarantee and Surety Bond. To the extent that any Released Party has performance obligations under any such Guarantee or Surety Bond, Buyer shall use reasonable best efforts to (i) perform such obligations on behalf of such Released Party or (ii) otherwise take such action as reasonably requested by Seller so as to put such Released Party in the same position as if Buyer, and not such Released Party, had performed or were performing such obligations.

Section 4.13             Provision of Certain Services. Buyer acknowledges that the Acquired Companies currently receive from Seller and its Affiliates certain administrative and corporate services and benefits of a type generally provided to other businesses and Subsidiaries of Seller (“Support Services“). Seller, the Company and Buyer acknowledge that, except as provided in the Separation Agreements, the Support Services shall cease at Closing, and all agreements and arrangements (whether or not in writing) in respect thereof shall terminate as of the Closing Date, with no further obligation of any party thereto.

Section 4.14             Website. For up to 180 days following the Closing Date, to the extent that Seller maintains a website at <www.cendant.com>, it shall include on such website a mutually-agreeable (i) statement as to the transactions contemplated herein and (ii) link to Buyer’s website for the Acquired Companies. The parties shall cooperate to transition all content of the Acquired Companies on Seller’s website to Buyer’s website within fifteen (15) days following the Closing Date.

Section 4.15             Tax Matters.

(a)           Tax Return Preparation.

(i)                Seller shall (and shall cause its Affiliates to), to the extent permitted by applicable Tax Law and consistent with prior year practice, include the Acquired Companies in the consolidated federal income Tax Returns and any combined, consolidated or unitary state and local Tax Returns filed by Seller for any Pre-Closing Tax Period (“Seller Consolidated Returns“), including the short-period ending on the Closing Date. With respect to each Seller Consolidated Return for a Tax year or period that includes the Closing Date, no later than sixty (60) days prior to the due date (taking into account any valid extensions thereof) (“Due Date“) for the filing of such Seller Consolidated Return, Seller shall submit, or cause to be submitted, to Buyer for its review a draft calculation of the Section 338 Taxes and Extraordinary Transaction Taxes due and owing for the Tax period covered by such Seller Consolidated Return. Within thirty (30) days following Buyer’s receipt of such calculation, Buyer shall have the right to object to such calculation by written notice to

Seller. If Buyer does not object by written notice to Seller within such time period, such calculation shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 4.15(a)(i). If Buyer objects to such calculation, it shall notify Seller in writing of the disputed item (or items) and the basis for its objection, and Buyer and Seller shall act in good faith to resolve any such dispute as promptly as practicable. If Buyer and Seller have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Buyer and Seller, and who shall make such determination within ten (10) days from the date of presentation but in no event later than five (5) days prior to the Due Date of the relevant Seller Consolidated Return. With respect to each such Seller Consolidated Return, no later than two (2) days prior to the Due Date of such Seller Consolidated Return, Buyer shall pay to Seller an amount equal to the liability for Section 338 Taxes and Extraordinary Transaction Taxes that are due and payable on the face of such Seller Consolidated Return.

(ii)               To the extent not filed prior to the Closing Date, Buyer shall prepare and file or cause to be prepared and filed all Tax Returns required to be filed by any Acquired Company for all Pre-Closing Tax Periods, other than Tax Returns which are described in clause (i) of this Section 4.15(a) (each, a “Pre-Closing Period Tax Return”). Buyer shall prepare such returns in a manner consistent with past practice, except as required by applicable Law. Seller shall allow Buyer reasonable access to any and all data and information reasonably necessary for the preparation of such Pre-Closing Period Tax Returns and shall cooperate fully with Buyer in the preparation of such Pre-Closing Period Tax Returns. With respect to each Pre-Closing Period Tax Return filed after the Closing Date, no later than sixty (60) days prior to the Due Date for the filing of such Pre-Closing Period Tax Return, Buyer shall submit, or cause to be submitted, to Seller for its review a draft of such Pre-Closing Period Tax Return. Within thirty (30) days following Seller’s receipt of such Pre-Closing Period Tax Return, Seller shall have the right to object to such Pre-Closing Period Tax Return by written notice to Buyer. If Seller does not object by written notice to Buyer within such time period, such Pre-Closing Period Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 4.15(a)(ii). If Seller objects to such Pre-Closing Period Tax Return, it shall notify Buyer in writing of the disputed item (or items) and the basis for its objection, and Seller and Buyer shall act in good faith to resolve any such dispute as promptly as practicable. If Buyer and Seller have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Buyer and Seller, and who shall make such determination within ten (10) days from the date of presentation but in no event later than five (5) days prior to the Due Date of such Pre-Closing

Period Tax Return. With respect to each such Pre-Closing Period Tax Return, no later than two (2) days prior to the Due Date of such Pre-Closing Period Tax Return, (x) Buyer shall submit to Seller a final draft of such Pre-Closing Period Tax Return and (y) Seller shall pay to Buyer an amount equal to the liability for Pre-Closing Taxes that are shown to be due and payable on the face of such Pre-Closing Period Tax Return. Buyer shall cause the applicable Acquired Company to file each Pre-Closing Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Pre-Closing Period Tax Return.

(iii)              Buyer shall, or shall cause each Acquired Company to, prepare (or cause to be prepared) all Tax Returns that are required to be filed by each Acquired Company for all Straddle Periods (each, a “Straddle Period Tax Return“). All such Straddle Period Tax Returns shall be prepared and filed in a manner that is consistent with prior practice, except as required by applicable Law. With respect to each Straddle Period Tax Return, no later than sixty (60) days prior to the Due Date for the filing of such Straddle Period Tax Return, Buyer shall submit, or cause to be submitted, to Seller for its review a draft of such Straddle Period Tax Return, and shall notify Seller of Buyer’s calculation of the Taxes of such Straddle Period allocated to the Interim Period of such Straddle Period (in accordance with this Agreement). Within thirty (30) days following Seller’s receipt of such Straddle Period Tax Return (and the calculation of the Taxes allocated to the Interim Period of the Straddle Period), Seller shall have the right to object to such Straddle Period Tax Return or calculation by written notice to Buyer. If Seller does not object by written notice to Buyer within such time period, such Straddle Period Tax Return and calculation shall be deemed to have been accepted and agreed upon, and final and conclusive, for purposes of this Section 4.15(a)(iii). If Seller objects to such Straddle Period Tax Return and/or calculation of the Taxes allocated to the Interim Period of the Straddle Period (in accordance with this Agreement), it shall notify Buyer in writing of the disputed item (or items) and the basis for its objection, and Seller and Buyer shall act in good faith to resolve any such dispute as promptly as practicable. If Seller and Buyer have not reached agreement regarding such dispute, the dispute shall be presented to the Independent Accounting Firm, whose determination shall be binding upon both Seller and Buyer, and who shall make such determination within ten (10) days but in no event later than five (5) days prior to the Due Date of such Straddle Period Tax Return. With respect to each Straddle Period Tax Return, no later than two (2) days prior to the Due Date of such Straddle Period Tax Return, Seller shall pay to Buyer an amount equal to the Pre-Closing Taxes that are shown to be due and payable on the face of such Straddle Period Tax Return that are allocable to any Interim Period, in accordance with the principles set forth in the definition of the term “Pre-Closing Taxes”. Buyer shall cause the Company or applicable Subsidiary

(as the case may be) to file each Straddle Period Tax Return and pay to the applicable Tax authority all amounts shown to be due and payable on the face of such Straddle Period Tax Return.

(b)           Tax Matters Cooperation. Buyer, the Acquired Companies and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns of the Acquired Companies and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Acquired Companies, Seller and Buyer shall (i) retain all books and records with respect to Tax matters pertinent to each of the Acquired Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax authority and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, shall allow the requesting party to take possession of such books and records.

(c)           Section 338 Election.

(i)                Except as provided in clause (ii) below, neither Buyer nor Seller nor any of their Affiliates shall make or cause to be made any election under Section 338 of the Code in connection with the transactions contemplated by this Agreement.

(ii)               To the extent requested by Buyer, Seller shall join Buyer in timely making elections under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign tax law) (collectively the “Section 338(h)(10) Elections“) with respect to the purchase and sale of the stock of any Acquired Companies other than those listed on Section 4.15(c) of the Company Disclosure Letter (such companies other than those listed on Section 4.15(c) of the Company Disclosure Letter the “Section 338(h)(10) Companies“), and Buyer and Seller shall cooperate in the completion and timely filing of such elections in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provision. Buyer may at its discretion make elections under Section 338(g) of the Code (and any corresponding elections under state, local, or foreign tax law) (together with the Section 338(h)(10) Elections, the “Section 338 Elections“) with respect to the stock of any Acquired Company that is not a United States domestic corporation. Buyer shall not make a 338(g) Election for any United States domestic corporation. Seller and Buyer shall determine the fair market value of the assets of the Section 338(h)(10) Companies and the allocation of Purchase Price (as required pursuant to section 338(h)(10) of the Code and regulations promulgated thereunder), together with applicable liabilities, among such assets. The parties shall agree on a schedule setting forth the allocation as soon as practicable after the Closing Date. Neither Seller nor Buyer shall take any position on any Tax Return or with any taxing authority that is inconsistent with such allocation.

(d)           Limitations on Actions Affecting Pre-Closing Taxes. Except as required by applicable Law, neither Buyer nor any of its Affiliates (including, after the Closing, the Acquired Companies) shall, without the prior written consent of Seller, make or change any Pre-Closing Tax Period Tax election of or with respect to any Acquired Company or amend, refile or otherwise modify (or grant an extension of any applicable statute of limitations with respect to) any Tax Return of any Acquired Company for a Pre-Closing Tax Period (or portion thereof) that could result in any increased Tax liability of any Acquired Company (or Seller or any of its Affiliates) in respect of a Pre-Closing Tax Period (or portion thereof).

(e)           Tax Package. To the extent not previously provided, Buyer (at its own cost and expense) shall prepare and provide or cause to be prepared and provided to Seller a Tax Package for each relevant Acquired Company. The Tax Package shall be provided to Seller as promptly as practicable but in the case of the Tax Package for Seller’s U.S. federal income tax return for the year ended December 31, 2006, shall be provided no later than May 31, 2007. For the avoidance of doubt, in the event Buyer does not fulfill its obligations pursuant to this Section 4.15(e), Seller shall be entitled, at the sole cost and expense of Buyer, to prepare or cause to be prepared the information included in the Tax Package for purposes of preparing any such Tax Return.

(f)            Certain Tax Agreements. As of the Closing, all Tax indemnification agreements and Tax sharing agreements between the Company or its Subsidiaries, on the one hand, and Seller or its Subsidiaries (other than the Company or its Subsidiaries), on the other hand, shall be terminated and, after the Closing, the Acquired Companies shall have no further rights or obligations under any such Tax indemnification agreement or Tax sharing agreement.

(g)           Tax Indemnification.

(i)                Seller shall be responsible for, and shall indemnify Buyer, the Company, and Affiliates thereof for, any Damages attributable to (a) Pre-Closing Taxes, (b) Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Acquired Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, (c) except for amounts payable under the Orbitz Tax Agreement, which shall be exclusively governed by the provisions of clause (ii) of this Section 4.15(g), all Taxes of any person imposed on any Acquired Company or any other liability imposed under any Tax sharing, Tax indemnity, Tax allocation or similar contracts (whether or not written) to which the Company or any of its Subsidiaries was obligated, or was a party, on or prior to the Closing Date, and (d)

notwithstanding Section 7.4, any loss, liability, claim, damage or expense attributable to any breach of any representation or warranty contained in Section 3.2(l)(v), Section 3.2(l)(vii) or Section 3.2(l)(viii).

(ii)               Seller shall be responsible for, and shall indemnify Buyer, the Company, and Affiliates thereof for, any Damages attributable to any liability or obligation under the Tax Agreement dated as of November 25, 2003, by and among Orbitz, Inc., American Airlines, Inc., Continental Airlines, Inc., Omicron Reservations Management, Inc., Northwest Airlines, Inc., and UAL Loyalty Services, Inc. (the “Orbitz Tax Agreement“) that relates to a payment required to be made to any Airline (as defined in the Orbitz Tax Agreement) under the Orbitz Tax Agreement after the Closing Date to the extent that such payment is attributable to (1) Actually Realized Tax Benefits (as defined in the Orbitz Tax Agreement) that are realized by Seller, Realogy, Wyndham, or any Affiliate of any of the foregoing (other than the Acquired Companies), regardless of when realized; or (2) Realized Tax Benefits (as defined in the Orbitz Tax Agreement) that are realized by the Acquired Companies to the extent that such Actually Realized Tax Benefits are not realized in a Post-Closing Tax Period.

(iii)              Buyer shall be responsible for and shall indemnify Seller and its Affiliates for any Damages attributable to Section 338 Taxes and any Extraordinary Transaction Taxes.

(iv)              Except in the case of any Acquired Company with respect to which a Section 338(h)(10) Election is made, in calculating amounts payable pursuant to this Section 4.15(g), with respect to liabilities or indemnified amounts for any Acquired Company such amounts shall be determined without duplication and computed net of any Tax Benefit Actually Realized by any payee or its Affiliate; provided, however, that if a Tax Benefit attributable to an amount paid pursuant to this Section 4.15(g) is Actually Realized after the payment date of such amount paid the party realizing such Tax Benefit shall promptly pay it to the other party; provided, further, that in the event a Tax Benefit is reduced as a result of a determination by any Governmental Entity in a later year, the indemnified party shall be reimbursed by the indemnifying party for such reduction. The determination of whether there has been a Tax Benefit shall be made solely at the indemnified party’s good faith discretion. In computing the amount of any such Tax Benefit, the indemnified party shall be deemed to recognize all other items of loss, deduction or credit before recognizing any item arising from the payment of any indemnified Tax.

(h)           Tax Indemnification Procedures.

(i)                If a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a “Tax Claim”) shall be delivered or sent to or commenced or initiated against any Acquired Company by any Tax authority with respect to Taxes or Tax Returns of any Acquired Company for which Buyer may reasonably be entitled to indemnification from Seller pursuant to Section 4.15, Buyer shall promptly notify Seller in writing of the Tax Claim.

(ii)               With respect to Tax Claims of or relating solely to Taxes of any Acquired Company for any Pre-Closing Tax Period, Seller may, upon written notice to Buyer, assume and control the defense of such Tax Claim at its own cost and expense and with its own counsel. Buyer may retain separate co-counsel at its sole cost and expense and participate in the defense of the Tax Claim (including participation in any relevant meetings and conference calls). Seller shall not enter into any settlement with respect to any such Tax Claim without Buyer’s prior written consent, which consent will not be unreasonably withheld, and shall keep Buyer informed of all developments and events relating to such Tax Claim (including promptly forwarding copies to Buyer of any related correspondence).

(iii)              Seller and Buyer shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to a Straddle Period, and shall bear their own respective costs and expenses. Neither Seller nor Buyer shall settle any such Tax Claim without the prior written consent of the other.

(iv)              The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Companies for any Pre-Closing Tax Period shall be for the account of Seller, except to the extent such refunds, credits or offsets are taken into account in determining Net Working Capital. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period of items of loss, deduction or credit, or other Tax items, of the Acquired Companies (or any of their respective Affiliates, including Buyer). The amount or economic benefit of any refunds, credits or offsets of Taxes of any Acquired Company for any Post-Closing Tax Period shall be for the account of Buyer. The amount or economic benefit of any refunds, credits or offsets of Taxes of the Acquired Companies for any Straddle Period shall be equitably apportioned between Seller and Buyer. Each party shall forward, and shall cause its Affiliates to forward, to the party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, within ten (10) days after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be.

(i)            Unless otherwise required by a final determination of a Governmental Entity, the Parties shall treat all payments made pursuant to this Agreement after the Closing as adjustments to the Purchase Price.

(j)            Notwithstanding any other provision in this Agreement to the contrary, this Section 4.15 shall exclusively govern matters relating to Taxes of the Acquired Companies.

Section 4.16             Compliance with WARN Act and Similar Statutes. Buyer shall not, and shall cause the Acquired Companies not to, at any time within ninety (90) days after the Closing Date, effectuate (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act“)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Companies; or, in the case of clauses (i) and (ii), any similar action under any comparable state, local or foreign Law requiring notice to employees in the event of a plant closing or layoff. For the avoidance of doubt, Buyer shall be responsible for notices or payments due to any employees, and all notices, payments, fines or assessments due to any Governmental Entity pursuant to any applicable federal, state, local or foreign Law with respect to the employment, discharge or layoff of any employees by Buyer or any Acquired Company on or after the Closing, including but not limited to the WARN Act or any comparable state, local or foreign Law.

Section 4.17             Buyer’s Financing Activities.

(a)           Buyer acknowledges and agrees that Seller and its Affiliates and their respective directors, officers, employees, agents and representatives shall not have any responsibility for, or incur any liability to, any Person under, any financing that Buyer may raise in connection with the transactions contemplated by this Agreement or (except for Seller’s obligations hereunder) any cooperation provided pursuant to this Section 4.17.

(b)           Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date and (iii) consummate the Financing at or prior to Closing. Buyer shall provide to Seller copies of all documents relating to the Financing and shall keep Seller reasonably informed of material developments in respect of the financing process relating thereto. Prior to the Closing, Buyer shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other documentation relating to the Financing in any material respect adverse (including with respect to conditionality or timing) to Seller without the prior written consent of Seller (it being understood that Buyer may agree to amend the Financing Commitments to provide for the assignment of a portion of the debt commitment to additional agents or arrangers and granting such persons approval rights with respect to certain matters as are customarily granted to additional agents or arrangers). Buyer shall promptly, upon request by Seller, reimburse Seller for all documented out-of-pocket expenses incurred by Seller or its Affiliates or representatives in connection with such cooperation.

(c)           If, notwithstanding the use of reasonable best efforts by Buyer to satisfy its obligations under Section 4.17(b), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated or otherwise becomes unavailable prior to the Closing, in whole or in part, for any reason, Buyer shall (i) promptly notify Seller of such expiration or termination and the reasons therefor and (ii) use its reasonable best efforts promptly to arrange for alternative financing (which shall be in an amount sufficient to pay the Required Amounts from other sources and which do not include any conditions of such alternative debt financing that are materially more onerous than or in addition to the conditions set forth in the Financing), on comparable or more favorable terms to Buyer, the Company and its Subsidiaries to replace the financing contemplated by such expired, terminated or unavailable commitments or agreements.

(d)           Prior to the Closing and, with respect to clause (iv), prior to and following the Closing, Seller shall provide, shall, prior to the Closing, cause the Acquired Companies to provide, and shall use its reasonable best efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting advisors, of Seller and, prior to the Closing, the Acquired Companies to provide, to Buyer all cooperation reasonably requested by Buyer that is necessary, proper or advisable in connection with Buyer’s financing and the other transactions contemplated by this Agreement (in each case, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller and the Acquired Companies) including using reasonable best efforts with respect to (i) participation in meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering at Closing any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Buyer (including a certificate of the chief executive officer of any of the Acquired Companies with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing), (iv) furnishing Buyer and its Financing sources with financial and other pertinent information regarding the Acquired Companies as may be reasonably requested by Buyer, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and in compliance with the other rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC“) (including the Financial Statements) to consummate the offerings of debt securities contemplated by the Financing Commitments at the time during the Company’s fiscal year such offerings will be made and to effect a registered exchange offer with the SEC with respect to any such debt securities, (v) obtaining accountants’ comfort letters (including comfort levels customary in similar types of transactions for pro forma financial information and related adjustments), legal opinions, surveys and title insurance as reasonably requested by Buyer; provided that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Acquired Companies, (vi) at Closing enter into interest rate hedge transactions, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establish bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (viii) obtaining any necessary rating agencies’ confirmation or approvals for the Financing, (ix) if the Closing has not occurred prior to August 15, 2006, providing Buyer by no later than August 15, 2006 with an unaudited combined balance sheet and unaudited combined statements of income and cash flows of the Acquired Companies as of and for the three months ended June 30, 2006 (the “Closing Financial Statements“); and (x) taking all corporate actions necessary to permit the consummation of the Financing and to permit the proceeds thereof to be made available as of the Closing Date; provided, however, that, under no circumstances shall the Acquired Companies be required to incur any obligations or liabilities that arise prior to the Closing. Whether or not the Closing occurs, Buyer shall, promptly upon request by Seller, reimburse Seller for all reasonable and documented out-of-pocket costs incurred by Seller or (to the extent paid prior to Closing) the Acquired Companies in connection with such cooperation. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing.

(e)           The Company shall provide monthly financial reports of the Acquired Companies prepared in the ordinary course of business to the Buyer.

Section 4.18             Resignations. Seller shall use reasonable best efforts to obtain the written resignations of each director or manager, as applicable, and officer of the Acquired Companies listed on Section 4.17 of the Company Disclosure Letter, effective as of the Closing Date.

Section 4.19             Certain Transactions.

(a)           Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if such business or person competes in any line of business with any business of any of the Acquired Companies and the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation could reasonably be expected to (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) increase the risk of any Governmental Entity entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) increase the risk of not being able to remove any such order on appeal or otherwise or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement.

(b)           Prior to Closing, Buyer shall not, and shall not permit any of its Affiliates to, agree to divest or otherwise dispose of, or cause the direct or indirect divestiture or disposition of, any of the assets of or interests in, or by any other manner, any of the Acquired Companies, including without limitation, any of the assets of or interests in Buyer or the Investor, except as expressly set forth in Section 4.7.

Section 4.20             Disclosure Supplement. The Company shall have the right from time to time prior to the Closing to supplement or amend the Company Disclosure Letter with respect to any matter hereafter arising that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter; provided that without the consent of Buyer no such updates shall be taken into account for purposes of determining whether or not the conditions set forth in Section 5.1 are satisfied or in determining whether Seller or the Company has breached any of its respective representations and warranties or covenants or other agreements for any purpose under this Agreement.

Section 4.21             Exclusive Dealing. Except as otherwise provided in Section 12.1 of the Cendant Separation Agreement, during the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 6.1, neither Seller nor the Acquired Companies shall take or permit any other Person on its behalf to take, directly or indirectly, any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer and its Representatives) concerning any purchase of all or substantially all of the Equity Interests, any merger involving the Acquired Companies, any sale of all or substantially all of the assets of the Acquired Companies, taken as a whole, or any similar transaction involving the Acquired Companies. Seller shall not sell or otherwise transfer any Equity Interests of CFHC and will not permit CFHC to transfer any Shares.

Section 4.22             Structuring Cooperation.

(a)           Notwithstanding any other provision of this Agreement to the contrary, prior to the Closing Seller shall, and shall cause the Acquired Companies to, cooperate with Buyer in connection with structuring the acquisition of the Shares in such manner as may be requested by Buyer (including, without limitation, allowing for the purchases contemplated hereunder to be effected by one or more Affiliates of the Buyer, and providing for the separate purchase of all or any portion of the equity of any of the Acquired Companies by Buyer or an Affiliate of Buyer, any such equity to be included in the definition of “Shares” for purposes of this Agreement (in which case representations in Section 3.1 and Section 3.2 with respect to Shares shall be deemed to be references to such securities) and shall take any and all actions necessary to effectuate such structure (including without limitation entering into separate agreements with respect to such transactions and making Tax elections), provided that such cooperation and other actions do not have any material adverse financial or Tax consequences to the Seller or any of its Affiliates that will not be reimbursed pursuant to a mutually agreed upon indemnity given by Buyer. Seller and Buyer shall and shall cause each of their Affiliates to file all relevant Tax Returns consistently with the structure agreed upon by the parties hereto pursuant to this Section 4.22(a), unless and until otherwise required by a Governmental Entity.

(b)           Notwithstanding any other provision of this Agreement to the contrary, prior to the Closing Buyer shall cooperate with Seller and the Acquired Companies in connection with structuring the acquisition of the Shares in such manner as may be requested by Seller (including, without limitation, allowing for the purchase by Buyer of one or more Acquired Companies pursuant to Section 4.22(a) of this Agreement from a seller that is different from the entity that currently owns such Acquired Company) and Buyer shall permit Seller and the Acquired Companies to take any and all actions necessary to effectuate such structure (including, without limitation, entering into separate agreements with respect to such transactions and making Tax elections) so as to permit Seller and the Acquired Companies to minimize Taxes (including, without limitation, Taxes attributable to the triggering of dual consolidated losses within the meaning of Section 1503 of the Code) attributable to the transactions contemplated by this Agreement; provided, however, that such cooperation and other actions do not have any material adverse financial or Tax consequences to Buyer or the Acquired Companies for periods after the Closing that will not be reimbursed pursuant to a mutually agreed upon indemnity given by Seller. Seller and Buyer shall and shall cause each of their Affiliates to file all relevant Tax Returns consistently with the structure agreed upon by the parties hereto pursuant to this Section 4.22(b), unless and until otherwise required by a Governmental Entity.

(c)           Each of Buyer and Seller shall bear its own costs incurred in connection with this Section 4.22 and no such cost shall constitute Damages for purposes of Section 4.15(g).

Section 4.23             Solvency. To the extent that Buyer, any of its Affiliates or any Person providing all or any part of the Financing receives a solvency opinion of a third party appraisal firm with respect to the transactions contemplated by this Agreement and/or Financing, Buyer agrees to use reasonable best efforts to cause such opinion to be addressed and delivered to Seller.

Section 4.24             Travelport Facility. Concurrently with the Closing on the Closing Date, Seller shall repay all amounts outstanding under the Travelport Facility.

Section 4.25             Separation Agreements. Prior to or concurrently with the Closing, Seller shall and shall cause the other intended parties thereto to enter into the Separation Agreements substantially in the forms provided to Buyer prior to the date of this Agreement, with such amendments thereto that do not adversely affect Buyer or any of the Acquired Companies or to which Buyer has consented.

Section 4.26             Severance Costs. From and after the Closing Date, Seller shall be solely responsible for and shall indemnify Buyer and the Acquired Companies from and against any liabilities or obligations relating to the Severance Costs.

Section 4.27             Delivery of Financial Statements. As promptly as reasonably practicable, but in no event later than five (5) Business Days following the date hereof, Seller shall deliver to Buyer the Financial Statements referred to in clause (i) of the definition thereof in final form, which shall be substantively identical to the drafts thereof delivered to Buyer in connection with the execution of this Agreement. Seller shall use reasonable best efforts to deliver to Buyer as promptly as reasonably practicable, but in no event later than July 19, 2006, the Financial Statements referred to in clause (ii) of the definition thereof, which shall conform in all material respects to the draft thereof delivered to Buyer in connection with the execution of this Agreement.

ARTICLE V

CONDITIONS OF PURCHASE

Section 5.1               Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Buyer:

(a)           Representations and Warranties and Covenants of Seller and the Company.

(i)                The representations and warranties of Seller and the Company contained (A) in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(g), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(e), Section 3.2(m)(ii), Section 3.2(s) and Section 3.2(u) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for failures to be true and correct that are expressly permitted by this Agreement or consented to by Buyer or that result from actions taken at the request of Buyer in connection with the Financing and (B) in Section 3.1 and Section 3.2 (other than those representations and warranties specified in clause (A) above) shall, without giving effect to any materiality or Material Adverse Effect qualifications therein, be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as do not constitute a Material Adverse Effect;

(ii)               Seller shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing or, if Seller shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(iii)              Seller shall have delivered to Buyer a certificate of Seller, dated the Closing Date, to the effect of the foregoing clauses (i) and (ii) above.

(b)           Waiting Periods. All waiting periods applicable under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any Foreign Antitrust Merger Control Laws set forth in Section 5.1(b) of the Company Disclosure Letter.

(c)           No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

(d)           Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement and be continuing (excluding the effects of any action taken by Seller, the Company or Buyer pursuant to Section 4.7).

Section 5.2               Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the following conditions except to the extent waived in writing by Seller:

(a)           Representations and Warranties and Covenants of Buyer.

(i)                The representations and warranties of Buyer contained (A) in Section 3.3(b) and Section 3.3(h) shall be true and correct as of such specified date) and (B) in Section 3.3 (other than those representations and warranties specified in clause (A) above), without giving effect to any materiality qualifications, therein, shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties that expressly speak as of an earlier date, which representations and warranties shall be true as of such specified date), except for such failures to be true and correct as would not in the aggregate prevent or materially impair or delay consummation by Buyer of the transactions contemplated by this Agreement;

(ii)               Buyer shall have in all material respects performed the obligations and complied with the covenants required by this Agreement to be performed or complied with by it at or prior to the Closing or, if Buyer shall have failed to so perform such obligations or comply with such covenants, such failures shall have been cured; and

(iii)              Buyer shall have delivered to Seller a certificate of Buyer, dated the Closing Date to the effect of the foregoing clauses (i) and (ii) above.

(b)           Waiting Periods. All applicable waiting periods under the HSR Act shall have expired or been terminated. All waiting periods applicable to the transaction under any Foreign Antitrust Merger Control Laws set forth on Section 5.1(b) of the Company Disclosure Letter.

(c)           No Prohibition. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

TERMINATION

Section 6.1               Termination of Agreement. This Agreement may be terminated at any time prior to the Closing Date as follows:

(a)           by mutual written consent of Buyer and Seller;

(b)           by the written notice of Seller to Buyer if the Closing shall not have occurred on or before October 31, 2006 (the “Outside Date“); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to Seller if the failure of Seller to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c)           by the written notice of Buyer to Seller if the Closing shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 6.1(c) shall not be available to Buyer if the failure of Buyer to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(d)           either Seller or Buyer, upon written notice to the other, if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and non-appealable, unless the failure to consummate the Closing because of such action by a Governmental Entity shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement;

(e)           by written notice of Seller to Buyer if (x) Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Buyer such that the condition set forth in Section 5.2(a)(ii) would not be satisfied, or (y) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the condition set forth in Section 5.2(a)(i) would not be satisfied and, in the case of (x) or (y), such breach is incapable of being cured by the Outside Date or is not cured within thirty (30) Business Days after Buyer receives written notice of such breach from Seller; or

(f)            by written notice of Buyer to Seller if (x) Seller shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Seller such that the condition set forth in Section 5.1(a)(ii) would not be satisfied, or (y) there exists a breach of any representation or warranty of Seller contained in this

Agreement such that the condition set forth in Section 5.1(a)(i) would not be satisfied and, in the case of (x) or (y), such breach is incapable of being cured by the Outside Date or is not cured within thirty (30) Business Days after Seller receives written notice of such breach from Buyer.

(g)           by written notice of Buyer to Seller upon Seller’s breach of the first sentence of Section 4.27.

Section 6.2               Effect of Termination. In the event of termination of this Agreement by a party hereto pursuant to Section 6.1 hereof, written notice thereof shall forthwith be given by the terminating party to the other parties hereto, and this Agreement shall thereupon terminate and become void and have no effect, without any liability or obligation on the part of any party hereto except as provided in the following sentence, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties hereto, except that the provisions of Section 4.5, Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.7, Section 7.8, Section 7.9, Section 7.10 and this Section 6.2 shall survive the termination of this Agreement; provided, however, that if such termination shall result from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement, Seller, the Company or, subject to the limitations set out below, Buyer, as the case may be, shall be fully liable for any and all Damages of the other parties as a result of such breach prior to termination. In the event that the conditions to the Closing set forth in Sections 5.1 and 5.2 hereunder (other than those conditions that by their nature cannot be satisfied until the Closing) are satisfied or waived and Buyer breaches (whether or not intentionally) its obligation to effect the Closing pursuant to Article II and satisfy its obligation to make the payment pursuant to Section 2.1 because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letters or the failure to have received the proceeds of any alternative debt financing (a “Debt Receipt Failure”), then, upon Seller’s termination of this Agreement pursuant to Section 6.1(e) or by either party pursuant to Section 6.1(b) or 6.1(c), Buyer shall pay $107,500,000 (the “Termination Fee”) to Seller or as directed by Seller as promptly as reasonably practicable (and, in any event, within two (2) Business Days following such termination), without deduction, set-off, counterclaim or withholding. Notwithstanding anything else in this Agreement to the contrary: (1) if in the circumstances in which Buyer becomes obligated to pay the Termination Fee, Buyer is not otherwise in breach of this Agreement (including its obligation under Section 4.17) such that the conditions set forth in Section 5.2(a) would not be satisfied (excluding Buyer’s failure to make the payment pursuant to Section 2.1 and otherwise effect the Closing because of a Debt Receipt Failure that would cause the conditions set forth in Section 5.2(a) not to be satisfied, subject to Buyer’s compliance with its obligation under Section 4.17), then the right of Seller to receive payment of the Termination Fee in accordance herewith shall be the sole and exclusive remedy of Seller against Buyer for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the Agreement by Buyer and the failure of the transactions to be consummated (it being understood that in any other case Seller’s right to recover any other or additional damages and remedies available to it in respect of any willful breach of this Agreement by Buyer shall not be limited in any respect, subject to the limitation set forth in the immediately following clause (2)); and (2) in no event shall Buyer be subject to liability in excess of $215,000,000 (inclusive of the Termination Fee) for all Damages arising from or in connection with breaches by Buyer of its representations, warranties, covenants and agreements contained in this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.1               Assignment; Binding Effect. This Agreement and the rights hereunder are not assignable unless (i) such assignment is consented to in writing by both Buyer and Seller, (ii) Seller assigns its rights or obligations hereunder to one or more wholly owned Subsidiaries or (iii) Buyer assigns its rights, in whole or in part, to one or more Affiliates of Buyer, but in the case of clauses (ii) and (iii) above, no such assignment will relieve Seller or Buyer of its respective obligations under this Agreement. This Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.2               Choice of Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

Section 7.3               Consent to Jurisdiction; Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR ANY OBLIGATIONS HEREUNDER, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, THE PARTIES, IRREVOCABLY (I) ACCEPT GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF THESE COURTS; (II) WAIVE ANY OBJECTIONS WHICH SUCH PARTY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (I) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (III) AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY AT THEIR RESPECTIVE ADDRESSES PROVIDED IN ACCORDANCE WITH SECTION 7.5; AND (IV) AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY

RESPECT. THE PARTIES UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY SUCH JUDICIAL PROCEEDING OR OTHER ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 7.4               Survival.

(a)           The representations and warranties contained herein shall not survive the Closing and shall thereupon terminate, and no Action for any breach thereof or to recover Damages in respect of any breach thereof shall survive, or be available after, the Closing; provided, however, that the representations and warranties set forth in Section 3.1(a), Section 3.1(b), Section 3.1(c), Section 3.1(g), Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(e), Section 3.2(s), Section 3.2(u), Section 3.2(v), Section 3.3(a) and Section 3.3(b) shall survive the Closing indefinitely.

(b)           All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date and the covenants and agreements set forth in Section 7.7, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate, including any Actions for indemnification or for Damages in respect of any breach thereof.

Section 7.5               Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally, when sent by confirmed cable, telecopy, telegram or facsimile, when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Buyer, to:

TDS Investor LLC

c/o The Blackstone Group

345 Park Avenue

Floor 31

New York, New York 10154

Attn:       Paul C. Schorr, IV

Fax:         (212) 583-5842

with copies, in the case of notice to Buyer, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017
Attn:       William E. Curbow, Esq.
Fax:         (212) 455-2502

If to Seller, to:

Cendant Corporation
9 West 57th Street
New York, New York  10019
Attn:       General Counsel
Fax:         (212) 413-1922

with copies, in the case of notice to Seller, to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York  10036

Attn:       Daniel Wolf, Esq.
Alejandro Radzyminski, Esq.

Fax:         (212) 735-2000

If to the Company, to:

Travelport Inc.
7 Sylvan Way
Parsippany, New Jersey  07054
Attn:       Eric J. Bock, Esq.
Fax:         (212) 413-1922

Section 7.6               Headings. The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement.

Section 7.7               Fees and Expenses. Except as otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including investment advisory and legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement; provided, that Seller shall bear all of the Acquired Companies’ Transaction Fees; and, provided further, Buyer and Seller shall each be responsible for 50% of all Transfer Taxes other than Transfer Taxes attributable to the making of the Section 338 Elections, which shall be characterized as Section 338 Taxes for purposes of this Agreement.

Section 7.8               Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings between the parties with respect to such subject matter; provided, however, that this Agreement shall not supersede the terms and provisions of the Separation Agreements and the Confidentiality Agreement, which shall survive and remain in effect until expiration or termination thereof in accordance with their respective terms and this Agreement.

Section 7.9               Interpretation.

(a)           When a reference is made to an Article, Section or Schedule, such reference shall be to an Article, Section or Schedule of or to this Agreement unless otherwise indicated.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           Unless the context requires otherwise, words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

(d)           References to “dollars” or “$” are to U.S. dollars.

(e)           The terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement.

(f)            This Agreement was prepared jointly by the parties hereto and no rule that it be construed against the drafter will have any application in its construction or interpretation.

Section 7.10             Disclosure. Any matter disclosed in any Section of the Company Disclosure Letter shall be considered disclosed with respect to each other Section of such Schedule to the extent the relevance of such disclosure to such other Section is reasonably apparent. The inclusion of information in any Section of the Company Disclosure Letter shall not be construed as an admission that such information is material or that such matter actually constitutes noncompliance with, or a violation of, any Law, Permit or Contract or other topic to which such disclosure is applicable.

Section 7.11             Waiver and Amendment. This Agreement may be amended, modified or supplemented only by a written mutual agreement executed and delivered by Seller and Buyer. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligations, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.12             Third-party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and, except for Section 4.8, nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 7.13         Enforcement.

(a)           Seller and the Company agree that, to the extent they have incurred Damages in connection with this Agreement or the transactions contemplated hereby, (i) the maximum aggregate liability of Buyer for such losses or damages shall be limited to $215,000,000 and (ii) in no event shall Seller or the Company seek to recover any money damages in excess of such amount from (or seek any other remedy against) Buyer or its representatives and Affiliates in connection herewith.

(b)           The parties hereto agree that if any of the provisions of this Agreement were not performed by Seller in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 6.1, Buyer shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that Seller shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Buyer or to enforce specifically the terms and provisions of this Agreement and that Seller’s sole and exclusive remedy with respect to any such breach shall be the remedies set forth in Section 6.2 and Section 7.13(a).

Section 7.14             Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

Section 7.15             No Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR PUNITIVE DAMAGES OR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND OR NATURE, REGARDLESS OF THE FORM OF ACTION THROUGH WHICH SUCH DAMAGES ARE SOUGHT. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR LOST PROFITS, EVEN IF UNDER APPLICABLE LAW, SUCH LOST PROFITS WOULD NOT BE CONSIDERED CONSEQUENTIAL OR SPECIAL DAMAGES.

Section 7.16             Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile signatures shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 7.17             Remedies. Notwithstanding any other provision of this Agreement, each representation and warranty that speaks as to a specific matter shall be the sole and exclusive representation and warranty of the Company relating to, and shall be the sole and exclusive basis for any claim by Buyer in relation to such matter.

Section 7.18             No Right of Setoff. No party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Separation Agreement against any amounts owed hereunder or pursuant to any Separation Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

CENDANT CORPORATION

By:	/s/ James E. Buckman
	Name:	James E. Buckman
	Title:	Vice Chairman and General Counsel

TRAVELPORT INC.

By:	/s/ Eric J. Bock
	Name:	Eric J. Bock
	Title:	Executive Vice President and General Counsel

TDS INVESTOR LLC

By:	/s/ Paul C. Schorr, IV
	Name:	Paul C. Schorr, IV
	Title:	Manager

i